Exhibit 99.1

ITEM 6.  Selected Financial Data

Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Annual Report on Form 10-K.

	(in thousands, except per share data)
	2009	2008	2007	2006	2005
Consolidated Income Statement Data
Revenue	$240,005	$221,170	$197,538	$170,171	$152,759
Gain on sale of real estate, land, and other investments	$54	$556	$4,602	$3,293	$8,605
Income from continuing operations	$10,713	$15,063	$14,217	$11,142	$9,874
Discontinued Operations	$0	$566	$4,166	$3,614	$9,454
Net income	$10,713	$15,629	$18,383	$14,756	$19,328
Net income attributable to noncontrolling interests – Operating Partnership	$(2,227)	$(3,677)	$(4,299)	$(2,705)	$(3,873)
Net income attributable to Investors Real Estate Trust	$8,526	$12,088	$14,110	$11,567	$15,076
Consolidated Balance Sheet Data
Total real estate investments	$1,472,575	$1,456,178	$1,316,534	$1,126,400	$1,067,345
Total assets	$1,605,091	$1,618,026	$1,435,389	$1,207,315	$1,151,158
Mortgages payable	$1,070,158	$1,063,858	$951,139	$765,890	$708,558
Total Investors Real Estate Trust shareholders’ equity	$333,009	$344,074	$284,810	$289,422	$293,866

Consolidated Per Common Share Data (basic and diluted)
Income from continuing operations - Investors Real Estate Trust	$.11	$.17	$.18	$.14	$.13
Income from discontinued operations - Investors Real Estate Trust	$.00	$.01	$.06	$.06	$.17
Net income	$.11	$.18	$.24	$.20	$.30
Distributions	$.68	$.67	$.66	$.65	$.65

CALENDAR YEAR	2008	2007	2006	2005	2004
Tax status of distributions
Capital gain	0.00%	1.49%	1.22%	16.05%	0.00%
Ordinary income	53.43%	51.69%	42.01%	41.48%	44.65%
Return of capital	46.57%	46.82%	56.77%	42.47%	55.35%

1

ITEM 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information is provided in connection with, and should be read in conjunction with, the consolidated financial statements included in this Annual Report on Form 10-K. We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal year ended April 30, 2009.

Overview

We are a self-advised equity real estate investment trust engaged in owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Our properties are diversified in property type and location. As of April 30, 2009, our real estate portfolio consisted of 77 multi-family residential properties containing 9,645 apartment units and having a total real estate investment amount net of accumulated depreciation of $426.8 million, and 167 commercial properties containing approximately 11.7 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $1.0 billion. Our commercial properties consist of:

•	67 office properties containing approximately 5.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $498.6 million;

•
49 medical properties (including senior housing) containing approximately 2.3 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $345.9 million;

•	18 industrial properties containing approximately 2.9 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $95.2 million; and

•	33 retail properties containing approximately 1.5 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $100.2 million.

Our primary source of income and cash is rents associated with multi-family residential and commercial leases.  Our business objective is to increase shareholder value by employing a disciplined investment strategy.  This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, and adhering to targeted returns in acquiring properties.

In April 2009, the Company commenced the sale of up to $50 million of Common Shares pursuant to a continuous offering program. Through April 30, 2009, the Company sold 632,712 common shares as part of this program. The net proceeds (before offering expenses but after underwriting discounts and commissions) from the offering of $6.0 million through April 30, 2009 were used for general corporate purposes. Through April 30, 2009, the Company paid Robert W. Baird & Co. Incorporated, its agent under this program, $122,000 in fees with respect to the common shares sold through this program.

Total revenues of IRET Properties, our operating partnership, increased by $18.8 million to $240.0 million in fiscal year 2009, compared to $221.2 million in fiscal year 2008.  This increase was primarily attributable to the addition of new real estate properties.  We estimate that rent concessions offered to tenants during the twelve months ended April 30, 2009 lowered our operating revenues by approximately $3.4 million, compared to $3.0 million for fiscal year 2008.  Expenses increased during fiscal year 2009 as well, with real estate taxes, maintenance, utilities and property management expense all increasing from year-earlier levels.  While some of this increase was due to existing real estate, the majority was due to the addition of new real estate properties to our portfolio.

On an all-property basis, economic occupancy levels in our total commercial property segments decreased to 91.8% in fiscal year 2009 from 93.0% in fiscal year 2008.  Economic occupancy rates in our commercial industrial segment increased; the economic occupancy rates in our commercial office, medical and retail segments decreased.  Economic occupancy in our multi-family residential segment increased to 93.5% in fiscal year 2009 on an all-property basis, from 92.7% in fiscal year 2008.

We have written off or recorded as past due a total of approximately $570,000 at IRET’s Fox River project (Grand Chute, WI) and approximately $874,000 at the Stevens Point project (Stevens Point, WI) as of April 30, 2009.  The Fox River project was acquired by IRET in fiscal year 2006 as a partially-completed eight-unit senior housing project with adjoining vacant land, and IRET subsequently funded the completion of the eight senior living villas and the construction of ten new senior living patio homes, which were completed in September 2007.  The Stevens Point project was acquired by IRET in fiscal year 2006, and at acquisition consisted of an existing senior housing complex and an adjoining vacant parcel of land.  IRET subsequently funded the construction of an expansion to the existing facility on the adjoining parcel, which was completed in June 2007.  The tenants in these two properties, affiliates of Sunwest Management, Inc., have filed for bankruptcy under Chapter 11 of the Bankruptcy Code, and have been unable to finance their portion of the construction cost for the ten new Fox River patio homes and have been unable to fund the shortfall between the Stevens Point project’s cash flow and the lease payments due to IRET.  IRET’s investment in the Fox River and Stevens Point properties leased to Sunwest is approximately $3.8 million and $14.8 million, respectively, or approximately 0.2% and 0.9% of IRET’s property owned as of April 30, 2009.

IRET is currently receiving all of the cash flow generated by the Stevens Point project (approximately $85,000 per month, or approximately 58.3% of the Scheduled Rent and other obligations due under the lease). IRET is currently receiving no payments from the Fox River project, and its exercise of its rights under the lease to remove Sunwest as the tenant and manager at the project and to pursue collection of amounts owed under guarantees provided in conjunction with the lease agreement has been suspended following the tenant’s bankruptcy filing. IRET is evaluating its options in respect of this project; at this time IRET considers that, subject to its analysis of market values in Appleton, Wisconsin, IRET would proceed to market the patio homes and senior living villas and the balance of the vacant parcel (approximately 12 acres) in an attempt to recover its investment and provide some return on investment.

Additional information and more detailed discussions of our fiscal year 2009 operating results are found in the following sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Critical Accounting Policies

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this Annual Report on Form 10-K.

Real Estate. Real estate is carried at cost, net of accumulated depreciation, less an adjustment for impairment, if any. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. As described further below, the process of allocating property costs to its components involves a considerable amount of subjective judgments to be made by Company management. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment. Maintenance and repairs are charged to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years.

Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible assets (including land, buildings and personal property), which is determined by valuing the property as if it were vacant, and considers whether there were significant intangible assets acquired (for example, above-and below-market leases, the value of acquired in-place leases, and tenant relationships) and acquired liabilities, and allocates the purchase price based on these assessments. The as-if-vacant value is allocated to land, buildings, and personal property based on management’s determination of the relative fair value of these assets. The estimated fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparable properties. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Land value is assigned based on the purchase price if land is acquired separately, or based on estimated market value if acquired in a merger or in a portfolio acquisition.

Above-market and below-market in-place lease values for acquired properties are estimated based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company performs this analysis on a lease-by-lease basis. The capitalized above-market or below-market intangible is amortized to rental income over the remaining non-cancelable terms of the respective leases.

Other intangible assets acquired include amounts for in-place lease values that are based upon the Company’s evaluation of the specific characteristics of the leases. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence and marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

Property sales or dispositions are recorded when title transfers and sufficient consideration is received by the Company and the Company has no significant continuing involvement with the property sold. The Company’s properties are reviewed for impairment if events or circumstances change indicating that the carrying amount of the assets may not be recoverable. This review requires management to exercise judgment, including making estimates about the future performance of the properties being reviewed. If the Company incorrectly estimates the values at acquisition or the undiscounted cash flows, initial allocations of purchase price and future impairment charges may be different. The impact of the Company’s estimates in connection with acquisitions and future impairment analysis could be material to the Company’s financial statements.

Allowance for Doubtful Accounts. The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts (approximately $286,000 as of April 30, 2009) for estimated losses resulting from the inability of tenants to make required payments under their respective lease agreements. The Company also maintains an allowance for receivables arising from the straight-lining of rents (approximately $842,000 as of April 30, 2009) and from mortgage loans (approximately $3,000 as of April 30, 2009). The straight-lining of rents receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. If estimates differ from actual results this would impact reported results.

Revenue Recognition - The Company has the following revenue sources and revenue recognition policies:

•
Base Rents - income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent increases and abated rent under the leases.  Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management's assumptions relating to such tenant's viability.

•
Percentage Rents - income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).

•
Expense Reimbursement Income – revenue arising from tenant leases, which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

Income Taxes. The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a distribution to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to distribute to its shareholders 100% of its taxable income. Therefore, no provision for Federal income taxes is required. If the Company fails to distribute the required amount of income to its shareholders, it would fail to qualify as a REIT and substantial adverse tax consequences may result.

The Company’s taxable income is affected by a number of factors, including, but not limited to, the following:  that the Company’s tenants perform their obligations under their leases with the Company; that the Company’s tax and accounting positions do not change; and that the number of issued and outstanding shares of the Company’s common stock remain relatively unchanged.  These factors, which impact the Company’s taxable income, are subject to change, and many are outside the control of the Company.  If actual results vary, the Company’s taxable income may change.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 to our Consolidated Financial Statements.

RESULTS OF OPERATIONS

Revenues

Total revenues for fiscal year 2009 were $240.0 million, compared to $221.2 million in fiscal year 2008 and $197.5 million in fiscal year 2007. Revenues during fiscal year 2009 were $18.8 million greater than revenues in fiscal year 2008 and revenues during fiscal year 2008 were $23.7 million greater than in fiscal year 2007.

For fiscal 2009, the increase in revenue of $18.8 million resulted from:

(in thousands)
Rent from 24 properties acquired in fiscal year 2008 in excess of that received in 2008 from the same 24 properties	$15,431
Rent from 8 properties acquired in fiscal year 2009	2,093
Increase in rental income on existing properties	1,311
$18,835

For fiscal 2008, the increase in revenue of $23.7 million resulted from:

(in thousands)
Rent from 29 properties acquired in fiscal year 2007 in excess of that received in 2007 from the same 29 properties	$14,345
Rent from 24 properties acquired in fiscal year 2008	5,759
Increase in rental income on existing properties	3,528
$23,632

As illustrated above, the substantial majority (93.0% in fiscal year 2009 and 85.1% in fiscal year 2008) of the increase in our gross revenue for fiscal years 2009 and 2008 resulted from the addition of new real estate properties to the IRET Properties’ portfolio, with 7.0%  and 14.9%, respectively, resulting from rental increases on existing properties. For the next 12 months, we expect acquisitions to continue to be the most significant factor in any increases in our revenues and ultimately our net income. However, domestic financial markets continue to experience unusual volatility and uncertainty. Although this occurred initially most visibly within the single-family mortgage lending sector of the credit market, liquidity has since tightened in overall domestic financial markets, including the equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit markets in order to attract financing on reasonable terms, and our ability to make acquisitions could be adversely affected.

Gain on Sale of Real Estate

The Company realized a gain on sale of real estate, land and other investments for fiscal year 2009 of approximately $54,000. This compares to approximately $556,000 of gain on sale of real estate recognized in fiscal 2008 and $4.6 million recognized in fiscal 2007. A list of the properties sold during fiscal year 2008, showing sales price, depreciated cost plus sales costs and net gain is included in this Item 7 under the caption “Property Dispositions.”

Net Operating Income

The following tables report segment financial information.  We measure the performance of our segments based on net operating income (“NOI”), which we define as total real estate revenues less real estate expenses and real estate taxes.  We believe that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense.  NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income available for common shareholders or cash flow from operating activities as a measure of financial performance.

The following tables show revenues, operating expenses and NOI by reportable operating segment for fiscal years 2009, 2008 and 2007.  For a reconciliation of net operating income of reportable segments to operating income as reported, see Note 11 of the Notes to Consolidated Financial Statements in this report.

The tables also show net operating income by reportable operating segment on a stabilized property and non-stabilized property basis.  Stabilized properties are properties owned and in operation for the entirety of the periods being compared (including properties that were redeveloped or expanded during the periods being compared, with properties purchased or sold during the periods being compared excluded from the stabilized property category).  This comparison allows the Company to evaluate the performance of existing properties and their contribution to net income.  Management believes that measuring performance on a stabilized property basis is useful to investors because it enables evaluation of how the Company’s properties are performing year over year.  Management uses this measure to assess whether or not it has been successful in increasing net operating income, renewing the leases of existing tenants, controlling operating costs and appropriately handling capital improvements.

	(in thousands)
Year Ended April 30, 2009	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real estate revenue	$76,716	$83,446	$52,564	$12,711	$14,568	$240,005
Real estate expenses
Utilities	7,724	7,851	2,859	93	448	18,975
Maintenance	10,240	11,287	4,046	582	1,448	27,603
Real estate taxes	7,972	13,850	4,515	1,926	2,180	30,443
Insurance	1,272	1,003	419	175	182	3,051
Property management	8,954	3,653	4,207	446	819	18,079
Total real estate expenses	$36,162	$37,644	$16,046	$3,222	$5,077	$98,151
Net operating income	$40,554	$45,802	$36,518	$9,489	$9,491	$141,854

Stabilized net operating income	$38,644	$43,969	$26,732	$6,882	$9,491	$125,718
Non-stabilized net operating income	1,910	1,833	9,786	2,607	0	16,136
Total net operating income	$40,554	$45,802	$36,518	$9,489	$9,491	$141,854

	(in thousands)
Year Ended April 30, 2008	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real estate revenue	$72,827	$84,042	$38,412	$11,691	$14,198	$221,170
Real estate expenses
Utilities	7,388	7,743	2,111	131	420	17,793
Maintenance	9,637	10,522	2,757	558	1,108	24,582
Real estate taxes	7,528	13,140	2,977	1,346	2,142	27,133
Insurance	1,162	901	257	135	169	2,624
Property management	8,922	3,900	1,654	359	438	15,273
Total real estate expenses	$34,637	$36,206	$9,756	$2,529	$4,277	$87,405
Net operating income	$38,190	$47,836	$28,656	$9,162	$9,921	$133,765

Stabilized net operating income	$37,332	$47,536	$26,909	$7,576	$9,921	$129,274
Non-stabilized net operating income	858	300	1,747	1,586	0	4,491
Total net operating income	$38,190	$47,836	$28,656	$9,162	$9,921	$133,765

	(in thousands)
Year Ended April 30, 2007	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real estate revenue	$66,972	$73,603	$34,783	$8,091	$14,089	$197,538
Real estate expenses
Utilities	6,666	6,286	1,771	57	377	15,157
Maintenance	8,619	9,243	2,611	218	1,000	21,691
Real estate taxes	7,294	10,831	2,322	755	2,079	23,281
Insurance	1,090	772	274	75	166	2,377
Property management	7,785	3,343	1,697	148	853	13,826
Total real estate expenses	$31,454	$30,475	$8,675	$1,253	$4,475	$76,332
Net operating income	$35,518	$43,128	$26,108	$6,838	$9,614	$121,206

Stabilized net operating income	$34,318	$34,675	$25,823	$6,317	$9,229	$110,362
Non-stabilized net operating income	1,200	8,453	285	521	385	10,844
Total net operating income	$35,518	$43,128	$26,108	$6,838	$9,614	$121,206

Changes in Expenses and Net Income

Net income available to common shareholders for fiscal year 2009 was $6.2 million, compared to $9.7 million in fiscal year 2008 and $11.7 million in fiscal year 2007. On a per common share basis, net income was $.11 per common share in fiscal year 2009, compared to $.18 per common share in fiscal year 2008 and $.24 in fiscal year 2007.

These changes in net income result from the changes in revenues and expenses detailed below:

Changes in net income available to common shareholders for fiscal year 2009 resulted from:

(in thousands)
An increase in net operating income primarily due to new acquisitions	$8,089
A decrease in net income attributable to noncontrolling interests - Operating Partnership	1,450
A decrease in other expenses, administrative, advisory & trustee services	225
An increase in gain on sale of other investments	12

These increases were offset by:
An increase in interest expense primarily due to debt placed on new acquisitions	(5,304)
An increase in depreciation/amortization expense related to real estate investments	(4,604)
A decrease in interest income	(1,487)
An increase in amortization related to non-real estate investments	(592)
A decrease in income from discontinued operations	(566)
A decrease in other income	(351)
An increase in impairment of real estate investment	(338)
A decrease in net loss attributable to noncontrolling interests - consolidated real estate entities	(96)
Total decrease in fiscal 2009 net income available to common shareholders	$(3,562)

Changes in net income available to common shareholders for fiscal year 2008 resulted from:

(in thousands)
An increase in net operating income primarily due to new acquisitions	$12,559
A decrease in net income attributable to noncontrolling interests - Operating Partnership	622
An increase in interest income	151
An increase in net loss attributable to noncontrolling interests - consolidated real estate entities	110
An increase in gain on sale of other investments	80

These increases were offset by:
An increase in depreciation/amortization expense related to real estate investments	(5,623)
An increase in interest expense primarily due to debt placed on new acquisitions	(5,015)
A decrease in income from discontinued operations	(3,600)
An increase in other expenses, administrative, advisory & trustee services	(856)
An increase in amortization related to non-real estate investments	(394)
A decrease in other income	(56)
Total decrease in fiscal 2008 net income available to common shareholders	$(2,022)

Factors Impacting Net Income During Fiscal Year 2009 as Compared to Fiscal Year 2008

Economic occupancy rates in three of our five segments increased slightly compared to the year-earlier period, and real estate revenue increased in four of our five segments in fiscal year 2009 compared to fiscal year 2008.  Net income available to common shareholders decreased to $6.2 million in fiscal year 2009, compared to $9.7 million in fiscal year 2008.  Revenue increases during fiscal year 2009 were offset by increases in maintenance, utilities, mortgage interest due to increased borrowing, real estate taxes, property management, insurance and amortization expense.

•
Economic Occupancy.  During fiscal year 2009, economic occupancy levels at our properties increased slightly over year-earlier levels in three of our five reportable segments (multi-family, medical and industrial), and declined in our commercial office and retail segments.  Economic occupancy represents actual rental revenues recognized for the period indicated as a percentage of scheduled rental revenues for the period. Percentage rents, tenant concessions, straightline adjustments and expense reimbursements are not considered in computing either actual revenues or scheduled rent revenues.   Economic occupancy rates on a stabilized property basis for the fiscal year ended April 30, 2009 compared to the fiscal year ended April 30, 2008 are shown below:

	Fiscal Year Ended April 30,
	2009	2008
Multi-Family Residential	93.9%	93.4%
Commercial Office	88.9%	92.1%
Commercial Medical	96.0%	95.6%
Commercial Industrial	97.3%	96.8%
Commercial Retail	87.1%	87.4%

•
Concessions.  Our overall level of tenant concessions increased for the fiscal year ended April 30, 2009 compared to the year-earlier period. To maintain or increase physical occupancy levels at our properties, we may offer tenant incentives, generally in the form of lower or abated rents, which results in decreased revenues and income from operations at our properties.  Rent concessions offered during the fiscal year ended April 30, 2009 lowered our operating revenues by approximately $3.4 million, as compared to an approximately $3.0 million reduction in operating revenues attributable to rent concessions offered in fiscal year 2008.

The following table shows the approximate reduction in our operating revenues due to rent concessions, by segment, for the fiscal years ended April 30, 2009 and 2008:

	(in thousands)
	Fiscal Year Ended April 30,
	2009	2008	Change
Multi-Family Residential	$2,083	$2,254	$(171)
Commercial Office	1,036	692	344
Commercial Medical	34	34	0
Commercial Industrial	220	0	220
Commercial Retail	44	31	13
Total	$3,417	$3,011	$406

•
Increased Maintenance Expense.  Maintenance expenses totaled $27.6 million in fiscal year 2009, compared to $24.6 million in fiscal year 2008.  Maintenance expenses at properties newly acquired in fiscal years 2009 and 2008 added $1.4 million to the maintenance expense category during fiscal year 2009 (with our commercial medical segment accounting for $1.2 million), while maintenance expenses at existing properties increased by approximately $1.6 million, primarily for snow removal at our multi-family residential and commercial retail segments and building maintenance costs at our commercial office, medical and industrial segments, resulting in a net increase of $3.0 million or 12.3% in maintenance expenses in fiscal year 2009 compared to fiscal year 2008.  Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of general rent increases.

Maintenance expenses by reportable segment for the fiscal years ended April 30, 2009 and 2008 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2009	$10,240	$11,287	$4,046	$582	$1,448	$27,603
2008	$9,637	$10,522	$2,757	$558	$1,108	$24,582
% change (2009 vs. 2008)	6.3%	7.3%	46.8%	4.3%	30.7%	12.3%

•
Increased Utility Expense.  Utility expense totaled $19.0 million in fiscal year 2009, compared to $17.8 million in fiscal year 2008.  Utility expenses at properties newly acquired in fiscal years 2009 and 2008 added $787,000 to the utility expense category during fiscal year 2009 (with our commercial medical segment accounting for $646,000), while utility expenses at existing properties increased by $395,000, primarily due to increased heating costs due to unseasonably cold temperatures and, to a lesser degree, increased rates from higher fuel costs, (notably in our multi-family residential segment with an increase of $224,000), for a total increase of $1.2 million or 6.6% in utility expenses in fiscal year 2009 compared to fiscal year 2008.

Utility expenses by reportable segment for the fiscal years ended April 30, 2009 and 2008 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2009	$7,724	$7,851	$2,859	$93	$448	$18,975
2008	$7,388	$7,743	$2,111	$131	$420	$17,793
% change (2009 vs. 2008)	4.5%	1.4%	35.4%	(29.0%)	6.7%	6.6%

•
Increased Mortgage Interest Expense.  Our mortgage interest expense increased approximately $5.3 million, or 8.4%, to approximately $68.0 million during fiscal year 2009, compared to $62.7 million in fiscal year 2008. Mortgage interest expense for properties newly acquired in fiscal years 2009 and 2008 added $5.2 million to our total mortgage interest expense in fiscal year 2009, while mortgage interest expense on existing properties increased $107,000.  Our overall weighted average interest rate on all outstanding mortgage debt was 6.30% as of April 30, 2009, compared to 6.37% as of April 30, 2008.  Our mortgage debt increased approximately $6.3 million, or 0.6%, to approximately $1.1 billion as of April 30, 2009, compared to April 30, 2008.

Mortgage interest expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2009	$19,696	$23,658	$16,870	$3,803	$3,939	$67,966
2008	$19,602	$23,131	$12,351	$3,481	$4,137	$62,702
% change (2009 vs. 2008)	0.5%	2.3%	36.6%	9.3%	(4.8%)	8.4%

•
Increased Amortization Expense. In accordance with SFAS No. 141, Business Combinations, which establishes standards for valuing in-place leases in purchase transactions, the Company allocates a portion of the purchase price paid for properties to in-place lease intangible assets.  The amortization period of these intangible assets is the term of the lease, rather than the estimated life of the buildings and improvements.  The Company accordingly initially records additional amortization expense due to this shorter amortization period, which has the effect in the short term of decreasing the Company’s net income available to common shareholders, as computed in accordance with GAAP.  Amortization expense related to in-places leases totaled $10.2 million in fiscal year 2009, compared to $10.0 million in fiscal year 2008. The increase in amortization expense in fiscal year 2009 compared to fiscal year 2008 was primarily due to property acquisitions completed by the Company in fiscal year 2009.

•
Increased Real Estate Tax Expense.  Real estate taxes on properties newly acquired in fiscal years 2009 and 2008 added $2.3 million to real estate tax expense (with our commercial medical segment accounting for $1.3 million), while real estate taxes on existing properties increased by approximately $1.0 million, for a total increase of $3.3 million or 12.2% in real estate tax expense in fiscal year 2009 compared to fiscal year 2008, from $27.1 million to $30.4 million.  The increase in real estate taxes was primarily due to higher value assessments or increased tax levies on our stabilized properties.

Real estate tax expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2009	$7,972	$13,850	$4,515	$1,926	$2,180	$30,443
2008	$7,528	$13,140	$2,977	$1,346	$2,142	$27,133
% change (2009 vs. 2008)	5.9%	5.4%	51.7%	43.1%	1.8%	12.2%

•
Increased Insurance Expense.  Insurance expense increased in fiscal year 2009 compared to fiscal year 2008, from $2.6 million to $3.1 million, an increase of approximately 16.3%.  Insurance expense at properties newly-acquired in fiscal years 2009 and 2008 added approximately $179,000 to insurance expense, while insurance expense at existing properties increased by approximately $248,000, for an increase of approximately $427,000 in insurance expense in fiscal year 2009 compared to fiscal year 2008.  The increase in insurance expense at stabilized properties is due to an increase in premiums.

Insurance expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2009	$1,272	$1,003	$419	$175	$182	$3,051
2008	$1,162	$901	$257	$135	$169	$2,624
% change (2009 vs. 2008)	9.5%	11.3%	63.0%	29.6%	7.7%	16.3%

•
Increased Property Management Expense.  Property management expense increased in fiscal year 2009 compared to fiscal year 2008, from $15.3 million to $18.1 million, an increase of $2.8 million or approximately 18.4%.  Of this increase, approximately $1.6 million is attributable to existing properties, while $1.2 million is due to properties acquired in fiscal years 2009 and 2008 (with our commercial medical segment accounting for $826,000).  The increase at existing properties is primarily due to the increase in bad debt write-offs at our Fox River and Stevens Point projects in our commercial medical segment of $1.4 million and in our commercial retail segment of $279,000, offset by recoveries and decreased write-offs in our multi-family residential and commercial office segments compared to fiscal year 2008.

Property management expense by reportable segment for the fiscal years ended April 30, 2009 and 2008 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2009	$8,954	$3,653	$4,207	$446	$819	$18,079
2008	$8,922	$3,900	$1,654	$359	$438	$15,273
% change (2009 vs. 2008)	0.4%	(6.3%)	154.4%	24.2%	87.0%	18.4%

Factors Impacting Net Income During Fiscal Year 2008 as Compared to Fiscal Year 2007

Economic occupancy rates in three of our five segments increased slightly compared to the year-earlier period, and real estate revenue increased in fiscal year 2008 compared to fiscal year 2007 in all of our reportable segments.  Net income available to common shareholders decreased to $9.7 million in fiscal year 2008, compared to $11.7 million in fiscal year 2007.  Revenue increases during fiscal year 2008 were offset somewhat by increases in maintenance, utilities, mortgage interest due to increased borrowing, real estate taxes, property management, insurance and amortization expense.

•
Economic Occupancy.  During fiscal year 2008, economic occupancy levels at our properties increased slightly over year-earlier levels in three of our five reportable segments, and declined in our commercial medical and retail segments.  Economic occupancy represents actual rental revenues recognized for the period indicated as a percentage of scheduled rental revenues for the period. Percentage rents, tenant concessions, straightline adjustments and expense reimbursements are not considered in computing either actual revenues or scheduled rent revenues.   Economic occupancy rates on a stabilized property basis for the fiscal year ended April 30, 2008 compared to the fiscal year ended April 30, 2007 are shown below:

	Fiscal Year Ended April 30,
	2008	2007
Multi-Family Residential	93.3%	93.2%
Commercial Office	91.0%	90.8%
Commercial Medical	95.5%	96.7%
Commercial Industrial	96.2%	94.8%
Commercial Retail	87.1%	89.3%

•
Concessions.  Our overall level of tenant concessions declined for the fiscal year ended April 30, 2008 compared to the year-earlier period. To maintain or increase physical occupancy levels at our properties, we may offer tenant incentives, generally in the form of lower or abated rents, which results in decreased revenues and income from operations at our properties.  Rent concessions offered during the fiscal year ended April 30, 2008 lowered our operating revenues by approximately $3.0 million, as compared to an approximately $5.0 million reduction in operating revenues attributable to rent concessions offered in fiscal year 2007.

The following table shows the approximate reduction in our operating revenues due to rent concessions, by segment, for the fiscal years ended April 30, 2008 and 2007:

	(in thousands)
	Fiscal Year Ended April 30,
	2008	2007	Change
Multi-Family Residential	$2,254	$3,147	(893)
Commercial Office	692	1,769	(1,077)
Commercial Medical	34	70	(36)
Commercial Industrial	0	14	(14)
Commercial Retail	31	22	9
Total	$3,011	$5,022	(2,011)

•
Increased Maintenance Expense.  Maintenance expenses totaled $24.6 million in fiscal year 2008, compared to $21.7 million in fiscal year 2007.  Maintenance expenses at properties newly acquired in fiscal years 2008 and 2007 added $2.3 million to the maintenance expense category during fiscal year 2008, while maintenance expenses at existing properties increased by approximately $568,000 primarily for snow removal and janitorial contract services, resulting in a net increase of $2.9 million or 13.3% in maintenance expenses in fiscal year 2008 compared to fiscal year 2007.  Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of general rent increases.

Maintenance expenses by reportable segment for the fiscal years ended April 30, 2008 and 2007 were as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2008	$9,637	$10,522	$2,757	$558	$1,108	$24,582
2007	$8,619	$9,243	$2,611	$218	$1,000	$21,691
% change (2008 vs. 2007)	11.8%	13.8%	5.6%	156.0%	10.8%	13.3%

•
Increased Utility Expense.  Utility expense totaled $17.8 million in fiscal year 2008, compared to $15.2 million in fiscal year 2007.  Utility expenses at properties newly acquired in fiscal years 2008 and 2007 added $1.5 million to the utility expense category during fiscal year 2008, while utility expenses at existing properties increased by $1.1 million, primarily due to unusually warm weather in certain of IRET’s markets, resulting in increased cooling costs, for a total increase of $2.6 million or 17.4% in utility expenses in fiscal year 2008 compared to fiscal year 2007.

Utility expenses by reportable segment for the fiscal years ended April 30, 2008 and 2007 were as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2008	$7,388	$7,743	$2,111	$131	$420	$17,793
2007	$6,666	$6,286	$1,771	$57	$377	$15,157
% change (2008 vs. 2007)	10.8%	23.2%	19.2%	129.8%	11.4%	17.4%

•
Increased Mortgage Interest Expense.  Our mortgage interest expense increased approximately $6.1 million, or 10.8%, to approximately $62.7 million during fiscal year 2008, compared to $56.6 million in fiscal year 2007. Mortgage interest expense for properties newly acquired in fiscal years 2008 and 2007 added $6.1 million to our total mortgage interest expense in fiscal year 2008, while mortgage interest expense on existing properties increased $24,000.  Our overall weighted average interest rate on all outstanding mortgage debt was 6.37% as of April 30, 2008, compared to 6.43% as of April 30, 2007.  Our mortgage debt increased approximately $112.8 million, or 11.9%, to approximately $1.1 billion as of April 30, 2008, compared to $951.1 million on April 30, 2007.

Mortgage interest expense by reportable segment for the fiscal years ended April 30, 2008 and 2007 were as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2008	$19,602	$23,131	$12,351	$3,481	$4,137	$62,702
2007	$18,723	$20,157	$11,291	$2,325	$4,070	$56,566
% change (2008 vs. 2007)	4.7%	14.8%	9.4%	49.7%	1.6%	10.8%

•
Increased Amortization Expense. In accordance with SFAS No. 141, Business Combinations, which establishes standards for valuing in-place leases in purchase transactions, the Company allocates a portion of the purchase price paid for properties to in-place lease intangible assets.  The amortization period of these intangible assets is the term of the lease, rather than the estimated life of the buildings and improvements.  The Company accordingly initially records additional amortization expense due to this shorter amortization period, which has the effect in the short term of decreasing the Company’s net income available to common shareholders, as computed in accordance with GAAP.  Amortization expense related to in-place leases totaled $10.0 million in fiscal year 2008, compared to $9.2 million in fiscal year 2007. The increase in amortization expense in fiscal year 2008 compared to fiscal year 2007 was primarily due to property acquisitions completed by the Company in fiscal year 2008.

•
Increased Real Estate Tax Expense.  Real estate taxes on properties newly acquired in fiscal years 2008 and 2007 added $3.1 million to real estate tax expense, while real estate taxes on existing properties increased by approximately $738,000, for a total increase of $3.8 million or 16.5% in real estate tax expense in fiscal year 2008 compared to fiscal year 2007, from $23.3  million to $27.1 million.

Real estate tax expense by reportable segment for the fiscal years ended April 30, 2008 and 2007 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2008	$7,528	$13,140	$2,977	$1,346	$2,142	$27,133
2007	$7,294	$10,831	$2,322	$755	$2,079	$23,281
% change (2008 vs. 2007)	3.2%	21.3%	28.2%	78.2%	3.0%	16.5%

•
Increased Insurance Expense.  Insurance expense increased in fiscal year 2008 compared to fiscal year 2007, from $2.4 million to $2.6 million, an increase of approximately 10.4%.  Insurance expense at properties newly-acquired in fiscal years 2008 and 2007 added approximately $240,000 to insurance expense, while insurance expense at existing properties increased by approximately $7,000, for a net increase of approximately $247,000 in insurance expense in fiscal year 2008 compared to fiscal year 2007.

Insurance expense by reportable segment for the fiscal years ended April 30, 2008 and 2007 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2008	$1,162	$901	$257	$135	$169	$2,624
2007	$1,090	$772	$274	$75	$166	$2,377
% change (2008 vs. 2007)	6.6%	16.7%	(6.2%)	80.0%	1.8%	10.4%

•
Increased Property Management Expense.  Property management expense increased in fiscal year 2008 compared to fiscal year 2007, from $13.8 million to $15.3 million, an increase of $1.4 million or approximately 10.5%.  Of this increase, approximately $240,000 million was attributable to existing properties, while $1.2 million was due to properties acquired in fiscal years 2008 and 2007.  The increase at existing properties was primarily due to an increase in property revenue resulting in higher management fees payable (management fees are generally a percentage of rents received).

Property management expense by reportable segment for the fiscal years ended April 30, 2008 and 2007 was as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	Total

2008	$8,922	$3,900	$1,654	$359	$438	$15,273
2007	$7,785	$3,343	$1,697	$148	$853	$13,826
% change (2008 vs. 2007)	14.6%	16.7%	(2.5%)	142.6%	(48.7%)	10.5%

Comparison of Results from Commercial and Residential Properties

The following table presents an analysis of the relative investment in (corresponding to “Property owned” on the balance sheet, i.e., cost), and net operating income of, our commercial and multi-family residential properties over the past three fiscal years:

	(in thousands)
Fiscal Years Ended April 30	2009	%	2008	%	2007	%
Real Estate Investments – (cost)
Multi-Family Residential	$542,547	31.4%	$510,697	31.0%	$489,644	32.9%
Commercial Office	571,565	33.0%	556,712	33.8%	536,431	36.0%
Commercial Medical	388,219	22.4%	359,986	21.8%	274,779	18.4%
Commercial Industrial	108,103	6.3%	104,060	6.3%	75,257	5.1%
Commercial Retail	119,151	6.9%	116,804	7.1%	113,176	7.6%
Total	$1,729,585	100%	$1,648,259	100%	$1,489,287	100.0%
Net Operating Income
Multi-Family Residential	$40,554	28.6%	$38,190	28.6%	$35,518	29.4%
Commercial Office	45,802	32.3%	47,836	35.8%	43,128	35.6%
Commercial Medical	36,518	25.7%	28,656	21.4%	26,108	21.5%
Commercial Industrial	9,489	6.7%	9,162	6.8%	6,838	5.6%
Commercial Retail	9,491	6.7%	9,921	7.4%	9,614	7.9%
Total	$141,854	100.0%	$133,765	100.0%	$121,206	100.0%

Analysis of Lease Expirations and Credit Risk

The following table shows the annual lease expiration percentages and base rent of expiring leases for the total commercial segments properties owned by us as of April 30, 2009, for fiscal years 2010 through 2019, and the leases that will expire during fiscal year 2019 and beyond. Our multi-family residential properties are excluded from this table, since residential leases are generally for a one-year term.

Fiscal Year of Lease Expiration	Square Footage of Expiring Leases	Percentage of Total Commercial Segments Leased Square Footage	Annualized Base Rent of Expiring Leases at Expiration	Percentage of Total Commercial Segments Annualized Base Rent
2010	915,355	9.1%	$7,724,008	6.8%
2011	2,125,056	21.2%	16,808,994	14.8%
2012	1,368,366	13.6%	15,339,409	13.5%
2013	858,447	8.6%	9,202,739	8.1%
2014	808,845	8.1%	11,355,964	10.0%
2015	507,268	5.1%	5,561,416	4.9%
2016	755,725	7.5%	6,347,956	5.6%
2017	631,238	6.3%	8,981,845	7.9%
2018	270,955	2.7%	5,806,846	5.1%
2019	434,156	4.3%	5,439,379	4.8%
Thereafter	1,353,412	13.5%	20,968,934	18.5%
Totals	10,028,823	100.0%	$113,537,490	100.0%

The following table lists our top ten commercial tenants on April 30, 2009, for the total commercial segments properties owned by us as of April 30, 2009, based upon minimum rents in place as of April 30, 2009:

(in thousands)
Lessee	% of Total Commercial Segments Minimum Rents as of April 30, 2009
Affiliates of Edgewood Vista	9.9%
St. Lukes Hospital of Duluth, Inc.	3.5%
Fairview Health	2.4%
Applied Underwriters	2.2%
Best Buy Co., Inc. (NYSE: BBY)	2.0%
HealthEast Care System	1.7%
UGS Corp.	1.6%
Microsoft (Nasdaq: MSFT)	1.5%
Smurfit - Stone Container (Nasdaq: SSCC)(1)	1.5%
Arcadis Corporate Services (Nasdaq: ARCAF)	1.4%
All Others	72.3%
Total Monthly Rent as of April 30, 2009	100.0%

(1)
Smurfit-Stone Container has filed bankruptcy under Chapter 11 of the Bankruptcy Code. As of April 30, 2009, Smurfit was current on all base rent payment under its leases with us. We have not yet been notified of the debtor’s intentions with respect to these leases.

Property Acquisitions

IRET Properties paid approximately $33.8 million for real estate properties added to its portfolio during fiscal year 2009, compared to $154.7 million in fiscal year 2008. The fiscal year 2009 and 2008 additions are detailed below.

Fiscal 2009 (May 1, 2008 to April 30, 2009)

	(in thousands)
Acquisitions and Development Projects Placed in Service	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
33-unit Minot Westridge Apartments – Minot, ND	$67	$1,887	$0	$1,954
12-unit Minot Fairmont Apartments – Minot, ND	28	337	0	365
4-unit Minot 4th Street Apartments – Minot, ND	15	74	0	89
3-unit Minot 11th Street Apartments – Minot, ND	11	53	0	64
36-unit Evergreen Apartments – Isanti, MN	380	2,720	0	3,100
10-unit 401 S. Main Apartments – Minot, ND1	0	905	0	905
71-unit IRET Corporate Plaza Apartments – Minot, ND2	0	10,824	0	10,824
	501	16,800	0	17,301
Commercial Property - Office
22,500 sq. ft. Bismarck 715 E. Bdwy – Bismarck, ND	389	1,267	255	1,911
50,360 sq. ft. IRET Corporate Plaza – Minot, ND2	0	3,896	0	3,896
	389	5,163	255	5,807
Commercial Property - Medical
56,239 sq. ft. 2828 Chicago Avenue – Minneapolis, MN3	0	5,052	0	5,052
31,643 sq. ft. Southdale Medical Expansion (6545 France) – Edina, MN4	0	779	0	779
	0	5,831	0	5,831
Commercial Property - Industrial
69,984 sq. ft. Minnetonka 13600 Cty Rd 62 – Minnetonka, MN	809	2,881	310	4,000
	809	2,881	310	4,000
Unimproved Land
Bismarck 2130 S. 12th Street – Bismarck, ND	576	0	0	576
Bismarck 700 E. Main – Bismarck, ND	314	0	0	314
	890	0	0	890

Total Property Acquisitions	$2,589	$30,675	$565	$33,829

(1)
Development property placed in service November 10, 2008. Approximately $145,000 of this cost was incurred in the three months ended April 30, 2009.  Additional costs incurred in fiscal year 2008 totaled approximately $14,000 for a total project cost at April 30, 2009 of approximately $919,000.

(2)
Development property placed in service January 19, 2009.  Approximately $1.8 million of the residential cost and $563,000 of the commercial office cost was incurred in the three months ended April 30, 2009. Additional costs incurred in fiscal years 2008 and 2007 totaled $8.6 million for a total project cost at April 30, 2009 of $23.3 million.

(3)
Development property placed in service September 16, 2008. Approximately $800,000 of this cost was incurred in the three months ended January 31, 2009. Additional costs incurred in fiscal years 2008 and 2007 totaled $7.8 million for a total project cost at April 30, 2009 of $12.9 million.

(4)
Development property placed in service September 17, 2008. Approximately $364,000 of this cost was incurred in the three months ended January 31, 2009. Additional costs incurred in fiscal year 2008 totaled $5.4 million for a total project cost at April 30, 2009 of $6.2 million.

Fiscal 2008 (May 1, 2007 to April 30, 2008)

	(in thousands)
Acquisitions and Development Projects Placed in Service	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
96 – unit Greenfield Apartments – Omaha, NE	$578	$4,122	$0	$4,700
67 – unit Cottonwood Lake IV – Bismarck, ND1	267	5,924	0	6,191
	845	10,046	0	10,891
Commercial Property – Office
20,528 sq. ft. Plymouth 5095 Nathan Lane Office Building – Plymouth, MN	604	1,236	160	2,000
78,560 sq. ft. 610 Business Center IV – Brooklyn Park, MN	975	5,525	0	6,500
64,607 sq. ft. Intertech Office Building – Fenton, MO	2,130	3,951	919	7,000
	3,709	10,712	1,079	15,500
Commercial Property—Medical (including Senior Housing)
18,502 sq. ft. Barry Pointe Medical Building – Kansas City, MO	384	2,355	461	3,200
11,800 sq. ft./28 beds Edgewood Vista – Billings, MT	115	1,743	2,392	4,250
18,488 sq. ft./36 beds Edgewood Vista – East Grand Forks, MN	290	1,346	3,354	4,990
11,800 sq. ft./28 beds Edgewood Vista – Sioux Falls, SD	314	971	2,065	3,350
55,478 sq. ft. Edina 6405 France Medical – Edina, MN2	0	12,179	1,436	13,615
70,934 sq. ft. Edina 6363 France Medical – Edina, MN2	0	12,651	709	13,360
57,212 sq. ft. Minneapolis 701 25th Ave Medical (Riverside) – Minneapolis, MN2	0	7,225	775	8,000
53,466 sq. ft. Burnsville 303 Nicollet Medical (Ridgeview) – Burnsville, MN	1,071	6,842	887	8,800
36,199 sq. ft. Burnsville 305 Nicollet Medical (Ridgeview South) – Burnsville, MN	189	5,127	584	5,900
17,640 sq. ft. Eagan 1440 Duckwood Medical – Eagan, MN	521	1,547	257	2,325
5,192 sq. ft./13 beds Edgewood Vista – Belgrade, MT	35	744	1,321	2,100
5,194 sq. ft./13 beds Edgewood Vista – Columbus, NE	43	793	614	1,450
168,801 sq. ft./185 beds Edgewood Vista – Fargo, ND	792	20,578	4,480	25,850
5,185 sq. ft./13 beds Edgewood Vista – Grand Island, NE	34	742	624	1,400
5,135 sq. ft./13 beds Edgewood Vista – Norfolk, NE	42	691	567	1,300
	3,830	75,534	20,526	99,890
Commercial Property – Industrial
50,400 sq. ft. Cedar Lake Business Center – St. Louis Park, MN	896	2,802	342	4,040
528,353 sq. ft. Urbandale Warehouse Building – Urbandale, IA	3,679	9,840	481	14,000
69,600 sq. ft. Woodbury 1865 Woodlane – Woodbury, MN	1,108	2,613	279	4,000
198,600 sq. ft. Eagan 2785 & 2795 Highway 55—Eagan, MN	3,058	2,557	785	6,400
	8,741	17,812	1,887	28,440

Total Property Acquisitions	$17,125	$114,104	$23,492	$154,721

(1)	Development property placed in service January 2, 2008.
(2)	Acquisition of leasehold interests only (air rights lease and ground leases).

Property Dispositions

During fiscal year 2009, the Company had no material dispositions, compared to two properties and two buildings of an apartment community sold  for an aggregate sale price of $1.4 million during fiscal 2008. Real estate assets sold by IRET during fiscal year 2008 were as follows:

	(in thousands)
Fiscal 2008 Dispositions	Sales Price	Book Value and Sales Cost	Gain/Loss

Multi-Family Residential
405 Grant Ave (Lonetree) Apartments – Harvey, ND	$185	$184	$1
Sweetwater Apartments – Devils Lake, ND	940	430	510
	1,125	614	511
Commercial Property – Office
Minnetonka Office Buildings – Minnetonka, MN	310	307	3
	310	307	3
Total Fiscal 2008 Property Dispositions	$1,435	$921	$514

Funds From Operations

IRET considers Funds from Operations (“FFO”) a useful measure of performance for an equity REIT. IRET uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in 1991, as clarified in 1995, 1999 and 2002. NAREIT defines FFO to mean “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  Because of limitations of the FFO definition adopted by NAREIT, IRET has made certain interpretations in applying the definition.  IRET believes all such interpretations not specifically provided for in the NAREIT definition are consistent with the definition.

IRET management considers that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, is useful to investors in providing an additional perspective on IRET’s operating results.   Historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation, that the value of real estate assets decreases predictably over time.  However, real estate asset values have historically risen or fallen with market conditions.  NAREIT’s definition of FFO, by excluding depreciation costs, reflects the fact that depreciation charges required by GAAP may not reflect underlying economic realities.  Additionally, the exclusion, in NAREIT’s definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets, allows IRET management and investors to better identify the operating results of the long-term assets that form the core of IRET’s investments, and assists in comparing those operating results between periods.  FFO is used by IRET’s management and investors to identify trends in occupancy rates, rental rates and operating costs.

While FFO is widely used by REITs as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies.

FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of IRET’s performance, but rather should be considered as an additional, supplemental measure, and should be viewed in conjunction with net income as presented in the consolidated financial statements included in this report. FFO does not represent cash generated from operating activities in accordance with GAAP, and is not necessarily indicative of sufficient cash flow to fund all of IRET’s needs or its ability to service indebtedness or make distributions.

FFO applicable to common shares and limited partnership units for the fiscal year ended April 30, 2009 increased to $64.6 million, compared to $64.2 million and $57.0 million for the fiscal years ended April 30, 2008 and 2007, respectively.

Reconciliation of Net Income Attributable to Investors Real Estate Trust to Funds From Operations

For the years ended April 30, 2009, 2008 and 2007:

	(in thousands, except per share and unit amounts)
Fiscal Years Ended April 30,	2009				2008				2007
	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)

Net income attributable to Investors Real Estate Trust	$8,526		$		$12,088		$		$14,110		$
Less dividends to preferred shareholders	(2,372)				(2,372)				(2,372)
Net income available to common shareholders	6,154	58,603		0.11	9,716	53,060		0.18	11,738	47,672		0.24
Adjustments:
Noncontrolling interests – Operating Partnership	2,227	21,217			3,677	20,417			4,299	17,017
Depreciation and amortization(1)	56,295				51,303				45,559
Gains on depreciable property sales	(54)				(514)				(4,602)
Funds from operations applicable to common shares and Units(4)	$64,622	79,820		$0.81	$64,182	73,477		$0.87	$56,994	64,689		$0.88

(1)
Real estate depreciation and amortization consists of the sum of depreciation/amortization related to real estate investments and amortization related to non-real estate investments from the Consolidated Statements of Operations, totaling $56,714, $51,518 and $45,501 and depreciation/amortization from Discontinued Operations of $0, $47 and $ 299, less corporate-related depreciation and amortization on office equipment and other assets of $419, $262 and $241 for the fiscal year ended April 30, 2009, 2008 and 2007.

(2)	UPREIT Units of the Operating Partnership are exchangeable for common shares of beneficial interest on a one-for-one basis.
(3)	Net income is calculated on a per share basis. FFO is calculated on a per share and unit basis.
(4)
In accordance with SEC and NAREIT guidance, IRET does not exclude impairment write-downs from FFO (that is, impairment charges are not added back to GAAP net income in calculating FFO). IRET recorded impairment charges of $338, $0 and $640 for the fiscal years ended April 30, 2009, 2008 and 2007, respectively. If these impairment charges are excluded from the Company's calculation of FFO, the Company's FFO per share and unit would be unchanged for fiscal year 2009 and 2008, and would increase by one cent per share and unit of fiscal year 2007, to $.89 per share and unit.

Cash Distributions

The following cash distributions were paid to our common shareholders and UPREIT unitholders during fiscal years 2009, 2008 and 2007:

	Fiscal Years
Quarters	2009	2008	2007
First	$.1685	$.1665	$.1645
Second	.1690	.1670	.1650
Third	.1695	.1675	.1655
Fourth	.1700	.1680	.1660
	$.6770	$.6690	$.6610

The fiscal year 2009 cash distributions increased 1.2% over the cash distributions paid during fiscal year 2008, and fiscal year 2008 cash distributions increased 1.2% over the cash distributions paid during fiscal year 2007, respectively.

Liquidity and Capital Resources

Overview

Management expects that the Company’s principal liquidity demands will continue to be distributions to holders of the Company’s preferred and common shares of beneficial interest and UPREIT Units, capital improvements and repairs and maintenance to the Company’s properties, acquisition of additional properties, property development, debt repayments and tenant improvements.

The Company expects to meet its short-term liquidity requirements through net cash flows provided by its operating activities, and through draws from time to time on its unsecured lines of credit. Management considers the Company’s ability to generate cash to be adequate to meet all operating requirements and to make distributions to its shareholders in accordance with the REIT provisions of the Internal Revenue Code. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are expected to be funded from cash flow generated from operations of current properties.

To the extent the Company does not satisfy its long-term liquidity requirements, which consist primarily of maturities under the Company’s long-term debt, construction and development activities and potential acquisition opportunities, through net cash flows provided by operating activities and its credit facilities, the Company intends to satisfy such requirements through a combination of funding sources which the Company believes will be available to it, including the issuance of UPREIT Units, additional common or preferred equity, proceeds from the sale of properties, and additional long-term secured or unsecured indebtedness.  However, our ability to raise funds through the sale of equity securities, the sale of properties, and additional long-term secured or unsecured borrowings is dependent on, among other things, general economic conditions, general market conditions for REITs, our operating performance, and the current trading price of our common shares, and the capital and debt markets may not consistently be available on terms that we consider attractive. In particular, as a result of the current economic downturn and turmoil in the capital markets, the availability of secured and unsecured loans has been sharply curtailed, and long-term credit has become significantly more costly. We cannot predict how long these conditions will continue.

We believe that we will generate sufficient cash flow from operations and have access to the capital resources necessary to fund our requirements. However, as a result of general economic conditions in our markets, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the distribution required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset values.

Sources and Uses of Cash

As of April 30, 2009, the Company had three unsecured lines of credit, in the amounts of $10.0 million, $12.0 million and $14.0 million, respectively, from (1) Bremer Bank, Minot, ND; (2) First Western Bank and Trust, Minot, ND; and (3) First International Bank and Trust, Watford City, ND. As of April 30, 2009, the Company had an outstanding balance of $4.0 million at First International Bank and Trust. Borrowings under the lines of credit bear interest based on the following, respectively: (1) Bremer Financial Corporation Reference Rate with a floor of 4.00%, (2) 175 basis points below the Wall Street Journal Prime Rate with a floor of 5.25% and a ceiling of 8.25%, and (3) 50 basis points above the Wall Street Journal Prime Rate. Increases in interest rates will increase the Company’s interest expense on any borrowings under its lines of credit, and as a result will affect the Company’s results of operations and cash flows. The Company’s lines of credit with Bremer Bank, First Western Bank and First International Bank and Trust expire in September 2009, December 2011 and December 2009, respectively.  The Company expects to renew these lines of credit prior to their expiration.  In addition to these three lines of credit, the Company also has a fully-drawn $5.0 million line of credit maturing in November 2009 with Dacotah Bank in Minot, North Dakota. Of this $5.0 million, the Company includes $3.5 million in mortgages payable on the Company’s balance sheet, as secured by six small apartment properties owned by the Company, with the remaining $1.5 million included in revolving lines of credit.

In September 2008, the Company filed a shelf registration statement on Form S-3 to offer for sale from time to time common shares and preferred shares. This registration statement was declared effective in October 2008. We may sell any combination of common shares and preferred shares up to an aggregate initial offering price of $150.0 million during the period that the registration statement remains effective. This registration statement replaced the Company’s previous shelf registration statement on Form S-3, which would have expired in December 2008; the remaining securities available for issuance under the previous registration statement (in an aggregate amount of approximately $30.7 million) were transferred to the current registration statement. The Company did not issue any common or preferred shares under the previous registration statement in fiscal year 2007. The Company issued 6.9 million common shares under the previous registration statement in fiscal year 2008, for net proceeds of $66.4 million. As of April 30, 2009, the Company had available securities under the current registration statement in the aggregate amount of approximately $143.9 million.

Continued uncertainty in the credit markets and declines and weakness in the general economy negatively impacted IRET during fiscal year 2009.  The credit markets have become considerably less favorable than in the recent past, and IRET accordingly has shifted its financing strategy to include more equity sales in order to address its financing needs.  Uncertainty about the pricing of commercial real estate and the curtailment of available financing to facilitate transactions has significantly reduced IRET’s ability to rely on cash-out refinancings and proceeds from the sale of real estate to provide funds for investment opportunities.  Additionally, current market conditions are not favorable for acquisitions and development, and consequently the potential for growth in net income from acquisitions and development is anticipated to be limited in fiscal year 2010.

Despite these market uncertainties, and a tightening in credit standards by lenders during the latter half of fiscal year 2009 in particular, IRET during fiscal year 2009 acquired or placed in service properties with an investment cost totaling $33.8 million. The Company had no material dispositions during fiscal year 2009.

The Company has a Distribution Reinvestment and Share Purchase Plan (“DRIP”). The DRIP provides shareholders of the Company an opportunity to invest their cash distributions in common shares of the Company at a discount (currently 5%) from the market price, and to purchase additional common shares of the Company with voluntary cash contributions, also at a discount to the market price. During fiscal year 2009, approximately 1.3 million common shares were issued under this plan, with an additional 1.2 million common shares issued during fiscal year 2008, and 1.2 million common shares issued during fiscal year 2007.

The issuance of UPREIT Units for property acquisitions continues to be a source of capital for the Company.  Approximately 362,000 units were issued in connection with property acquisitions during fiscal year 2009, and approximately 2.3 million units and 6.7 million units, respectively, were issued in connection with property acquisitions during fiscal years 2008 and 2007.

Primarily as a result of the conversion of UPREIT units and the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, the Company’s equity capital increased during fiscal 2009 by $22.4 million. Additionally, the equity capital of the Company was increased by $3.7 million as a result of contributions of real estate in exchange for UPREIT units, as summarized above, resulting in a total increase in equity capital for the Company during fiscal year 2009 of $26.1 million. The Company’s equity capital increased by $108.6 million and $66.5 million in fiscal years 2008 and 2007, respectively.

Cash and cash equivalents on April 30, 2009 totaled $33.2 million, compared to $53.5 million and $44.5 million on the same date in 2008 and 2007, respectively. Net cash provided by operating activities decreased to $60.1 million in fiscal year 2009 from $61.9 million in fiscal year 2008, due primarily to decreased net income as a result of higher maintenance costs. Net cash provided by operating activities increased to $61.9 million in fiscal year 2008 from $58.4 million in fiscal year 2007, due primarily to increased net income as a result of less cash concessions given to tenants.

Net cash used in investing activities decreased to $54.4 million in fiscal year 2009, from $145.3 million in fiscal year 2008. Net cash used in investing activities was $161.4 million in fiscal year 2007. The decrease in net cash used in investing activities in fiscal year 2009 compared to fiscal year 2008 was primarily a result of fewer acquisitions of property. Net cash used by financing activities during fiscal year 2009 was $26.0 million, compared to $92.3 million provided by financing activities during fiscal year 2008. The difference was due primarily to a decrease in proceeds received from mortgage borrowings and refinancings. Net cash provided from financing activities decreased to $92.3 million during fiscal year 2008, from $130.0 million during fiscal year 2007, also due primarily to a decrease in proceeds received from mortgage borrowings and refinancings.

Financial Condition

Mortgage Loan Indebtedness. Mortgage loan indebtedness was $1.1 billion on April 30, 2009 and 2008, and $951.1 million on April 30, 2007. Approximately 99.1% of such mortgage debt is at fixed rates of interest, with staggered maturities. This limits the Company’s exposure to changes in interest rates, which minimizes the effect of interest rate fluctuations on the Company’s results of operations and cash flows. As of April 30, 2009, the weighted average rate of interest on the Company’s mortgage debt was 6.30%, compared to 6.37% on April 30, 2008 and 6.43% on

April 30, 2007.

Revolving lines of credit. As of April 30, 2009, the Company had an outstanding balance of $4.0 million under its unsecured credit line with First International Bank and Trust and no amounts outstanding under its unsecured credit lines at Bremer Bank and First Western Bank and Trust. In addition to these three lines of credit, the Company also has a fully-drawn $5.0 million line of credit with Dacotah Bank. Of this $5.0 million, the Company includes $3.5 million in mortgages payable on the Company’s balance sheet, as secured by six small apartment properties owned by the Company, with the remaining $1.5 million included in revolving lines of credit. The Company had no amounts outstanding under these credit lines as of April 30, 2008 and 2007.

Mortgage Loans Receivable. Mortgage loans receivable net of allowance decreased to approximately $160,000 at April 30, 2009, from approximately $541,000 at April 30, 2008 and approximately $399,000 at April 30, 2007.

Property Owned. Property owned increased to $1.7 billion at April 30, 2009, from $1.6 billion at April 30, 2008. The increases resulted primarily from the acquisition of the additional investment properties net of dispositions as described in the “Property Acquisitions” and “Property Dispositions” subsections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Cash and Cash Equivalents. Cash and cash equivalents on April 30, 2009, totaled $33.2 million, compared to $53.5 million on April 30, 2008 and $44.5 million on April 30, 2007. The decrease in cash on hand on April 30, 2009, as compared to April 30, 2008, was due primarily to a decrease in mortgage loan borrowings.

Marketable Securities. During fiscal year 2009, IRET’s investment in marketable securities classified as available-for-sale remained at approximately $420,000 on April 30, 2009 and 2008, a decrease from $2.0 million on April 30, 2007. Marketable securities are held available for sale and, from time to time, the Company invests excess funds in such securities or uses the funds so invested for operational purposes.

Operating Partnership Units. Outstanding limited partnership units in the Operating Partnership decreased to 20.8 million units on April 30, 2009, compared to 21.2 million units on April 30, 2008 and 20.0 million units on April 30, 2007. The decrease in units outstanding at April 30, 2009 as compared to April 30, 2008, resulted primarily from the conversion of units to shares.

Common and Preferred Shares of Beneficial Interest. Common shares of beneficial interest outstanding on April 30, 2009 totaled 60.3 million compared to 57.7 million common shares outstanding on April 30, 2008 and 48.6 million common shares outstanding on April 30, 2007. This increase in common shares outstanding from April 30, 2008 and 2007, to April 30, 2009, was due to the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan. Preferred shares of beneficial interest outstanding on April 30, 2009, 2008 and 2007 totaled 1.2 million.

Contractual Obligations and Other Commitments

The primary contractual obligations of the Company relate to its borrowings under its four lines of credit and mortgage notes payable. The Company had $5.5 million outstanding under its lines of credit at April 30, 2009. The principal and interest payments on the mortgage notes payable for the years subsequent to April 30, 2009, are included in the table below as “Long-term debt.” Interest due on variable rate mortgage notes is calculated using rates in effect on April 30, 2009. The “Other Debt” category consists of an unsecured promissory note issued by the Company to the sellers of an office/warehouse property located in Minnesota.  The Company acquired this property for a purchase price of $4.0 million, consisting of $3.0 million in cash and the $1.0 million balance payable under a promissory note with a ten-year term.  If the tenant defaults in the initial term of the lease, the then-current balance of the promissory note is forfeited to the Company.

As of April 30, 2009, the Company is a tenant under operating ground or air rights leases on eleven of its properties. The Company pays a total of approximately $503,000 per year in rent under these leases, which have remaining terms ranging from 4 to 92 years, and expiration dates ranging from July 2012 to October 2100.

Purchase obligations of the Company represent those costs that the Company is contractually obligated to pay in the future. The Company’s significant purchase obligations as of April 30, 2009, which the Company expects to finance through debt and operating cash, are summarized in the following table. The significant components in this purchase obligation category are costs for construction and expansion projects and capital improvements at the Company’s properties. Purchase obligations that are contingent upon the achievement of certain milestones are not included in the table below, nor are service orders or contracts for the provision of routine maintenance services at our properties, such as landscaping and grounds maintenance, since these arrangements are generally based on current needs, are filled by our service providers within short time horizons, and may be cancelled without penalty. The expected timing of payment of the obligations discussed below is estimated based on current information.

	(in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (principal and interest)	$1,445,283	$204,380	$319,759	$186,032	$735,112
Other Debt (principal and interest)	$1,516	$60	$170	$211	$1,075
Operating Lease Obligations	$26,080	$503	$1,006	$1,006	$23,565
Purchase Obligations	$7,138	$7,138	$0	$0	$0

Off-Balance-Sheet Arrangements

As of April 30, 2009, the Company had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Recent Developments

Common and Preferred Share Distributions. On June 30, 2009, the Company paid a distribution of 51.56 cents per share on the Company’s Series A Cumulative Redeemable Preferred Shares, to preferred shareholders of record on June 15, 2009. On July 1, 2009, the Company paid a distribution of 17.05 cents per share on the Company’s common shares of beneficial interest, to common shareholders and UPREIT unitholders of record on June 15, 2009. This distribution represented an increase of .05 cents or .3% over the previous regular quarterly distribution of 17.00 cents per common share/unit paid April 1, 2009.

Pending Acquisition.  The Company currently has no material pending acquisitions. In the fourth quarter of fiscal year 2009, IRET signed a purchase agreement to acquire a portfolio of office and retail properties located in the Minneapolis-St. Paul metropolitan area for a total of $29.7 million.  The Company subsequently terminated this purchase agreement. Subsequent to its April 30, 2009 fiscal year end, the Company signed a purchase agreement to acquire an approximately 42,180 square foot, single-tenant office showroom/warehouse building located in Iowa for $350,000 in cash and the issuance of limited partnership units of IRET Properties valued at $3.0 million, for a total purchase price of $3.4 million.  This pending acquisition is subject to various closing conditions and contingencies, and no assurances can be given that this transaction will be completed.

Common Share Offering.  Subsequent to its April 30, 2009 fiscal year end, in June 2009, the Company completed a public offering of 3,000,000 common shares of beneficial interest at $8.70 per share (before underwriting discounts and commissions).  Proceeds to the Company were $24,795,000 after deducting underwriting discounts and commissions but before deducting offering expenses.  The shares were sold pursuant to an Underwriting Agreement with Robert W. Baird & Co., Incorporated, D.A. Davidson & Co. and J.J.B. Hilliard, W.L. Lyons, Inc., and were issued pursuant to IRET’s registration statement on Form S-3 filed with and declared effective by the Securities and Exchange Commission.

ITEM 8.  Financial Statements and Supplementary Data

Financial statements required by this item appear with an Index to Financial Statements and Schedules, starting on page F-1 of this report, and are incorporated herein by reference.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES

Schedules other than those listed above are omitted since they are not required or are not applicable, or the required information is shown in the consolidated financial statements or notes thereon.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
Investors Real Estate Trust
Minot, North Dakota

We have audited the accompanying consolidated balance sheets of Investors Real Estate Trust and subsidiaries (the "Company") as of April 30, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended April 30, 2009.  Our audits also included the consolidated financial statement schedules listed in the Index.  We also have audited the Company's internal control over financial reporting as of April 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and financial statement schedules and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Investors Real Estate Trust and subsidiaries as of April 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2009, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.  Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of April 30, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated balance sheets as of April 30, 2009 and 2008 and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended April 30, 2009 have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”).

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 13, 2009 (September 17, 2009 as to retrospective adjustments for the adoption of SFAS No. 160 as discussed in Note 2).

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
April 30, 2009 and 2008

	(in thousands)
	April 30, 2009	April 30, 2008
ASSETS
Real estate investments
Property owned	$1,729,585	$1,648,259
Less accumulated depreciation	(262,871)	(219,379)
	1,466,714	1,428,880
Development in progress	0	22,856
Unimproved land	5,701	3,901
Mortgage loans receivable, net of allowance of $3 and $11, respectively	160	541
Total real estate investments	1,472,575	1,456,178
Other assets
Cash and cash equivalents	33,244	53,481
Marketable securities – available-for-sale	420	420
Receivable arising from straight-lining of rents, net of allowance of $842 and $992, respectively	16,012	14,113
Accounts receivable, net of allowance of $286 and $261, respectively	2,738	4,163
Real estate deposits	88	1,379
Prepaid and other assets	1,051	349
Intangible assets, net of accumulated amortization of $44,887 and $34,493, respectively	52,173	61,649
Tax, insurance, and other escrow	7,261	8,642
Property and equipment, net of accumulated depreciation of $957 and $1,328, respectively	1,015	1,467
Goodwill	1,392	1,392
Deferred charges and leasing costs, net of accumulated amortization of $11,010 and $7,265, respectively	17,122	14,793
TOTAL ASSETS	$1,605,091	$1,618,026

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable and accrued expenses	$32,773	$33,757
Revolving lines of credit	5,500	0
Mortgages payable	1,070,158	1,063,858
Other	1,516	978
TOTAL LIABILITIES	1,109,947	1,098,593

COMMITMENTS AND CONTINGENCIES (NOTE 15)
REDEEMABLE NONCONTROLLING INTERESTS – CONSOLIDATED REAL ESTATE ENTITIES	1,737	1,802
EQUITY
Investors Real Estate Trust shareholder’s equity
Preferred Shares of Beneficial Interest (Cumulative redeemable preferred shares, no par value, 1,150,000 shares issued and outstanding at April 30, 2009 and April 30, 2008, aggregate liquidation preference of $28,750,000)	27,317	27,317
Common Shares of Beneficial Interest (Unlimited authorization, no par value, 60,304,154 shares issued and outstanding at April 30, 2009, and 57,731,863 shares issued and outstanding at April 30, 2008)	461,648	439,255
Accumulated distributions in excess of net income	(155,956)	(122,498)
Total Investors Real Estate Trust shareholders’ equity	333,009	344,074
Noncontrolling interests – consolidated real estate entities	12,199	11,739
Noncontrolling interests – Operating Partnership (20,838,197 units at April 30, 2009 and 21,238,342 units at April 30, 2008)	148,199	161,818
Total equity	493,407	517,631
TOTAL LIABILITIES AND EQUITY	$1,605,091	$1,618,026

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended April 30, 2009, 2008, and 2007

	(in thousands, except per share data)
	2009	2008	2007
REVENUE
Real estate rentals	$194,758	$179,965	$162,410
Tenant reimbursement	45,247	41,205	35,128
TOTAL REVENUE	240,005	221,170	197,538
EXPENSES
Interest	68,743	63,439	58,424
Depreciation/amortization related to real estate investments	54,646	50,042	44,419
Utilities	18,975	17,793	15,157
Maintenance	27,603	24,582	21,691
Real estate taxes	30,443	27,133	23,281
Insurance	3,051	2,624	2,377
Property management expenses	18,079	15,273	13,826
Administrative expenses	4,430	4,745	4,162
Advisory and trustee services	452	458	289
Other expenses	1,440	1,344	1,240
Amortization related to non-real estate investments	2,068	1,476	1,082
Impairment of real estate investment	338	0	0
TOTAL EXPENSES	230,268	208,909	185,948
Interest income	608	2,095	1,944
Other income	314	665	721
Income from continuing operations before sale of other investments	10,659	15,021	14,255
Gain (loss) on sale of other investments	54	42	(38)
Income from continuing operations	10,713	15,063	14,217
Discontinued operations	0	566	4,166
NET INCOME	10,713	15,629	18,383
Net income attributable to noncontrolling interests – Operating Partnership	(2,227)	(3,677)	(4,299)
Net loss attributable to noncontrolling interests – consolidated real estate entities	40	136	26
Net income attributable to Investors Real Estate Trust	8,526	12,088	14,110
Dividends to preferred shareholders	(2,372)	(2,372)	(2,372)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,154	$9,716	$11,738
Earnings per common share from continuing operations – Investors Real Estate Trust	$.11	$.17	$.18
Earnings per common share from discontinued operations – Investors Real Estate Trust	.00	.01	.06
NET INCOME PER COMMON SHARE – BASIC & DILUTED	$.11	$.18	$.24

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
for the years ended April 30, 2009, 2008, and 2007

	(in thousands)
	NUMBER OF PREFERRED SHARES	PREFERRED SHARES	NUMBER OF COMMON SHARES	COMMON SHARES	ACCUMULATED DISTRIBUTIONS IN EXCESS OF NET INCOME	ACCUMULATED OTHER COMPREHENSIVE (LOSS)	NONCONTROLLING INTERESTS	TOTAL EQUITY
BALANCE APRIL 30, 2006	1,150	$27,317	46,915	$339,246	$(77,093)	$(48)	$119,794	$409,216
Comprehensive Income
Net income					14,110		4,278	18,388
Unrealized gain for the period on securities available-for-sale						32		32
Total comprehensive income								18,420
Distributions - common shares					(31,472)		(11,063)	(42,535)
Distributions - preferred shares					(2,372)			(2,372)
Distribution reinvestment plan			1,215	11,412				11,412
Shares issued			32	303				303
Partnership units issued							62,427	62,427
Redemption of units for common shares			410	3,411			(3,411)	0
Adjustment to redeemable noncontrolling interests				(21)				(21)
Fractional shares repurchased			(2)	(15)				(15)
Other							(3,471)	(3,471)
BALANCE APRIL 30, 2007	1,150	$27,317	48,570	$354,336	$(96,827)	$(16)	$168,554	$453,364
Comprehensive Income
Net income					12,088		3,506	15,594
Unrealized gain for the period on securities available-for-sale						16		16
Total comprehensive income								15,610
Distributions - common shares					(35,387)		(13,503)	(48,890)
Distributions - preferred shares					(2,372)			(2,372)
Distribution reinvestment plan			1,177	11,274				11,274
Shares issued			6,934	66,679				66,679
Partnership units issued							22,931	22,931
Redemption of units for common shares			1,052	7,753			(7,753)	0
Adjustment to redeemable noncontrolling interests				(773)				(773)
Fractional shares repurchased			(1)	(14)				(14)
Other							(178)	(178)
BALANCE APRIL 30, 2008	1,150	$27,317	57,732	$439,255	$(122,498)	$0	$173,557	$517,631
Net income					8,526		2,134	10,660
Distributions - common shares					(39,612)		(14,383)	(53,995)
Distributions - preferred shares					(2,372)			(2,372)
Distribution reinvestment plan			1,186	11,385				11,385
Shares issued			641	5,978				5,978
Partnership units issued							3,730	3,730
Redemption of units for common shares			746	5,034			(5,034)	0
Adjustment to redeemable noncontrolling interests				6				6
Fractional shares repurchased			(1)	(10)				(10)
Other							394	394
BALANCE APRIL 30, 2009	1,150	$27,317	60,304	$461,648	$(155,956)	$0	$160,398	$493,407
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended April 30, 2009, 2008, and 2007

	(in thousands)
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$10,713	$15,629	$18,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,832	52,423	46,695
Gain on sale of real estate, land and other investments	(54)	(556)	(4,602)
Impairment of real estate investments	338	0	640
Bad debt expense	2,472	1,060	507
Changes in other assets and liabilities:
Increase in receivable arising from straight-lining of rents	(2,403)	(1,921)	(3,247)
Decrease (increase) in accounts receivable	(603)	(1,754)	(1,007)
(Increase) decrease in prepaid and other assets	(702)	219	(132)
Decrease (increase) in tax, insurance and other escrow	1,381	(1,420)	1,671
Increase in deferred charges and leasing costs	(5,686)	(5,468)	(4,801)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(3,153)	3,667	4,334
Net cash provided by operating activities	60,135	61,879	58,441
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities - available-for-sale	0	1,740	525
Net proceeds (payments) of real estate deposits	1,291	(644)	442
Principal proceeds on mortgage loans receivable	389	25	23
Investment in mortgage loans receivable	0	(167)	0
Purchase of marketable securities - available-for-sale	0	(54)	(132)
Proceeds from sale of real estate and other investments	68	1,374	22,375
Insurance proceeds received	2,962	837	0
Payments for acquisitions and improvements of real estate investments	(59,077)	(148,364)	(184,613)
Net cash used by investing activities	(54,367)	(145,253)	(161,380)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common shares, net of issue costs	5,978	66,679	303
Proceeds from mortgages payable	73,530	111,684	257,664
Proceeds from noncontrolling partner – consolidated real estate entities	717	0	54
Proceeds from revolving lines of credit and other debt	20,500	0	20,500
Repurchase of fractional shares and partnership units	(10)	(14)	(15)
Distributions paid to common shareholders, net of reinvestment of $10,603, $10,518 and $10,607, respectively	(29,009)	(24,869)	(20,865)
Distributions paid to preferred shareholders	(2,372)	(2,372)	(2,372)
Distributions paid to noncontrolling interests – Unitholders of the Operating Partnership, net reinvestment of $782, $756 and $805, respectively	(13,601)	(12,747)	(10,258)
Distributions paid to noncontrolling interests – consolidated real estate entities	(277)	(179)	(170)
Redemption of partnership units	(158)	0	0
Redemption of investment certificates	0	(11)	(2,440)
Principal payments on mortgages payable	(67,230)	(45,759)	(88,345)
Principal payments on revolving lines of credit and other debt	(14,073)	(73)	(24,086)
Net cash (used) provided by financing activities	(26,005)	92,339	129,970
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(20,237)	8,965	27,031
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	53,481	44,516	17,485
CASH AND CASH EQUIVALENTS AT END OF YEAR	$33,244	$53,481	$44,516

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
for the years ended April 30, 2009, 2008, and 2007

	(in thousands)
	2009	2008	2007
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Distribution reinvestment plan	$10,603	$10,518	$10,607
Operating partnership distribution reinvestment plan	782	756	805
Real estate investment acquired through assumption of indebtedness and accrued costs	0	46,794	16,838
Assets acquired through the issuance of operating partnership units	3,730	22,931	62,427
Operating partnership units converted to shares	5,034	7,753	3,411
Adjustments to redeemable noncontrolling interests	6	(773)	(21)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest on mortgages	$67,947	$62,110	$56,918
Interest on investment certificates	0	2	164
Interest on margin account and other	421	98	812
	$68,368	$62,210	$57,894

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2009, 2008, and 2007

NOTE 1 • ORGANIZATION

Investors Real Estate Trust (“IRET” or the “Company”) is a self-advised real estate investment trust engaged in acquiring, owning and leasing multi-family and commercial real estate. IRET has elected to be taxed as a Real Estate Investment Trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended. REITs are subject to a number of organizational and operational requirements, including a requirement to distribute 90% of ordinary taxable income to shareholders, and, generally, are not subject to federal income tax on net income. IRET’s multi-family residential properties and commercial properties are located mainly in the states of North Dakota and Minnesota, but also in the states of Colorado, Idaho, Iowa, Kansas, Montana, Missouri, Nebraska, South Dakota, Texas, Michigan and Wisconsin. As of April 30, 2009, IRET owned 77 multi-family residential properties with approximately 9,645 apartment units and 167 commercial properties, consisting of office, medical, industrial and retail properties, totaling approximately 11.7 million net rentable square feet. IRET conducts a majority of its business activities through its consolidated operating partnership, IRET Properties, a North Dakota Limited Partnership (the “Operating Partnership”), as well as through a number of other subsidiary entities.

All references to IRET or the Company refer to Investors Real Estate Trust and its consolidated subsidiaries.

NOTE 2 • BASIS OF PRESENTATION, ADOPTION OF SUBSEQUENT ACCOUNTING PRONOUNCEMENT AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of IRET and all subsidiaries in which it maintains a controlling interest. All intercompany balances and transactions are eliminated in consolidation. The Company’s fiscal year ends April 30th.

The accompanying consolidated financial statements include the accounts of IRET and its general partnership interest in the Operating Partnership. The Company’s interest in the Operating Partnership was 74.3% and 73.1% as of April 30, 2009 and 2008, which includes 100% of the general partnership interest. The limited partners have a redemption option that they may exercise. Upon exercise of the redemption option by the limited partners, IRET has the option of redeeming the limited partners’ interests (“Units”) for IRET common shares of beneficial interest, on a one-for-one basis, or for cash payment to the unitholder. The redemption generally may be exercised by the limited partners at any time after the first anniversary of the date of the acquisition of the Units (provided, however, that not more than two redemptions by a limited partner may occur during each calendar year, and each limited partner may not exercise the redemption for less than 1,000 Units, or, if such limited partner holds less than 1,000 Units, for all of the Units held by such limited partner). Some limited partners have contractually agreed to a holding period of greater than one year.

The consolidated financial statements also reflect the ownership by the Operating Partnership of certain joint venture entities in which the Operating Partnership has a general partner or controlling interest. These entities are consolidated into IRET’s other operations with noncontrolling interests reflecting the noncontrolling partners’ share of ownership and income and expenses.

RECLASSIFICATIONS

Certain previously reported amounts have been reclassified to conform to the current financial statement presentation.  As a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, as described below in Recent Accounting Pronouncements, we:

•
reclassified to noncontrolling interests - consolidated real estate entities and noncontrolling interests - Operating Partnership, both of which are components of equity, $12.2 million and $148.2 at April 30, 2009, and $11.7 million and $161.8 million at April 30, 2008, respectively, which amounts were previously reported as minority interests on our consolidated balance sheets;

NOTE 2 • continued

•	reported as separate captions within our consolidated statements of operations the following:

o
income from continuing operations (including income from continuing operations attributable to noncontrolling interests-consolidated real estate entities; income from continuing operations attributable to noncontrolling interests-Operating Partnership) of $10.7, $ 15.1, and $14.2 million respectively for the years ended April 30, 2009, 2008 and 2007

o
discontinued operations (including discontinued operations attributable to non controlling interests-Operating Partnerships) of $0, $566,000, and $4.2 million respectively for the years ended April 30, 2009, 2008 and 2007

o
net income (including net income attributable to noncontrolling interests and net income attributable to Investors Real Estate Trust) of $10.7 million, $15.6 million,  and $18.4 million, respectively, for the years ended April 30, 2009, 2008 and 2007

o
net income attributable to noncontrolling interests-Operating Partnerships (including continuing and discontinued operations) of $2.2 million, $3.7 million, and  $4.3 million, respectively, for the years ended April 30, 2009, 2008 and 2007

o	net loss attributable to noncontrolling interests-consolidated real estate entities of $40,000, $136,000, and $26,000, respectively, for the years ended April 30, 2009, 2008 and 2007

o
net income attributable to Investors Real Estate Trust (including continuing and discontinued operations) of  $8.5 million, $12.1 million, and  $14.1 million, respectively, for the years ended April 30, 2009, 2008 and 2007

•
utilized net income including noncontrolling interests of $10.7 million, $15.6 million and $18.4 million, for the years ended April 30, 2009, 2008 and 2007 as the starting point on our consolidated statements of cash flows in order to reconcile net income to cash flows from operating activities, rather than beginning with net income excluding noncontrolling interests; and

•
presented as “redeemable noncontrolling interest” in the mezzanine section of the Company’s consolidated balance sheets as of April 30, 2009 and April 30, 2008 the fair value of the noncontrolling interest in a joint venture of the Company in which the Company’s unaffiliated partner, at its election, can require the Company to buy its interest at a purchase price to be determined by an appraisal conducted in accordance with the terms of the agreement, or at a negotiated price.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2009, the Financial Accounting Standards Board (“FASB”) issued FAS No. 165, Subsequent Events (“FAS 165”). FAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. FAS 165 is effective for interim periods or fiscal years ending after June 15, 2009. The Company does not expect this Statement to have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued FASB Staff Position (“FSP”) on Emerging Issues Task Force Issue 03-6, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of FSP EITF 03-6-1. Early application is not permitted. The Company currently has no unvested share-based payment awards outstanding, but expects that in the future some may be granted under its 2008 Incentive Award Plan approved by shareholders in September 2008.  The Company’s adoption of this staff position on May 1, 2009 did not impact the Company’s EPS calculations.

NOTE 2 • continued

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 removes the requirement under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and replaces it with a requirement that an entity consider its own historical experience in renewing similar arrangements, or a consideration of market participant assumptions in the absence of historical experience. FSP 142-3 also requires entities to disclose information that enables users of financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. FSP 142-3 is effective for fiscal years beginning on or after December 15, 2008.  Earlier adoption is prohibited. The adoption of FSP 142-3 did not have a material impact on the Company’s financial position and results of operations.

Effective May 1, 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51 (“SFAS 160”), and the revisions to FASB Emerging Issues Task Force Topic No. D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”) which became effective upon the Company’s adoption of SFAS 160.  The ownership interests in a subsidiary that are held by owners other than the parent are noncontrolling interests (which were previously reported on the consolidated balance sheet as “minority interest”).  Under SFAS No. 160, noncontrolling interest represents the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.  Under SFAS No. 160, such noncontrolling interests are reported on the consolidated balance sheets within equity, separately from the Company’s equity.  Revenues, expenses and net income or loss attributable to both the Company and noncontrolling interests are reported on the consolidated statements of operations.  In accordance with EITF D-98, the Company will classify any securities that are redeemable for cash or other assets at the option of the holder, or not solely within the control of the Company, outside of permanent equity in the consolidated balance sheet.  The Company will make this determination based on terms in the applicable agreements, specifically in relation to redemption provisions.  With respect to noncontrolling interests for which the Company has a choice to settle the contract by delivery of its own shares, the Company considers the guidance in EITF D-98 and EITF Topic No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, to evaluate whether the Company controls the actions or events necessary to issue the maximum number of common shares that could be required to be delivered at the time of settlement of the contract.

The Company has concluded that for its noncontrolling interests that allow for redemption in either cash or Company shares (i.e., the limited partnership units of the Operating Partnership), all such provisions are solely within its control.  As a result of its evaluation, the Company has determined that all of these noncontrolling interests qualify as permanent equity, and therefore are not subject to the classification and measurement provisions of EITF D-98.  The Company has one joint venture which allows the Company’s unaffiliated partner, at its election, to require the Company to buy its interest at a purchase price to be determined by an appraisal conducted in accordance with the terms of the agreement, or at a negotiated price.  The Company is not aware of any intent of the joint venture partner to exercise this option.  However, because the redemption of this interest is not solely within the control of the Company, the related noncontrolling interest is presented as “redeemable noncontrolling interest” in the mezzanine section of the Company’s consolidated balance sheets as of April 30, 2009 and 2008, in accordance with EITF D-98.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). This new standard significantly changes the accounting for and reporting of business combination transactions in consolidated financial statements. SFAS 141(R) requires an acquiring entity to recognize acquired assets and liabilities assumed in a transaction at fair value as of the acquisition date, changes the disclosure requirements for business combination transactions, and changes the accounting treatment for certain items, including contingent consideration agreements, which will be required to be recorded at acquisition date fair value, and acquisition costs which will be required to be expensed as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, and accordingly we adopted the standard on May 1, 2009; the new standard impacted the accounting for acquisitions we made after our adoption. Upon adoption of this pronouncement, we wrote off to general and administrative expense approximately $32,000 of previously capitalized pre-acquisition costs.  The impact of this pronouncement on our financial statements is dependent on the volume of our acquisition activity in fiscal year 2010 and beyond. We currently expect the most significant impact of this statement to be the treatment of transaction costs, which are expensed as a period cost due to the adoption of this statement.

NOTE 2 • continued

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”).  SFAS 159 permits entities to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items including property and casualty insurance contracts. SFAS 159 was effective for the Company on May 1, 2008, and it did not elect the fair value option for any of its eligible financial instruments.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 was effective for the Company on May 1, 2008; however, FASB Staff Position No. 157-2 deferred the effective date for certain non-financial assets and liabilities not re-measured at fair value on a recurring basis to fiscal years beginning after November 15, 2008 (for the Company, May 1, 2009).  SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based upon the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.  At April 30, 2009, the Company’s marketable securities are carried at fair value measured on a recurring basis. Fair values are determined through the use of unadjusted quoted prices in active markets, which are inputs that are classified as Level 1 in the valuation hierarchy. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE INVESTMENTS

Real estate investments are recorded at cost less accumulated depreciation and an adjustment for impairment, if any. Acquisitions of real estate investments are recorded based upon preliminary allocations of the purchase price which are subject to adjustment as additional information is obtained, but in no case more than one year after the date of acquisition. The Company allocates the purchase price to the fair value of the tangible and intangible assets of an acquired property (which includes the land, building, and personal property) which are determined by valuing the property as if it were vacant and to fair value of the intangible assets (which include in-place leases.) The as-if-vacant value is allocated to land, buildings, and personal property based on management’s determination of the relative fair values of these assets. The estimated fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparables. A land value is assigned based on the purchase price if land is acquired separately or based on estimated fair value if acquired in a merger or in a single or portfolio acquisition.

Above-market and below-market in-place lease intangibles for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.

Other intangible assets acquired include amounts for in-place lease values that are based upon the Company’s evaluation of the specific characteristics of the leases. Factors considered in these analyses include an estimate of carrying costs and foregone rental income during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the

NOTE 2 • continued

tangible and intangible assets acquired.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment.

Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life, generally five to ten years. Property sales or dispositions are recorded when title transfers and sufficient consideration has been received by the Company and the Company has no significant involvement with the property sold.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, the Company periodically evaluates its long-lived assets, including its investments in real estate, for impairment indicators. The judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and legal and environmental concerns. If indicators exist, the Company compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of that asset. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recorded for the difference between the estimated fair value and the carrying amount of the asset. If our anticipated holding period for properties, the estimated fair value of properties or other factors change based on market conditions or otherwise, our evaluation of impairment charges may be different and such differences could be material to our consolidated financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. An impairment loss of $640,000 was recorded in fiscal year 2007. No impairment losses were recorded in fiscal year 2008. An impairment loss of $338,000 was recorded in fiscal year 2009.

REAL ESTATE HELD FOR SALE

Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.

The application of current accounting principles that govern the classification of any of our properties as held-for-sale on the balance sheet requires management to make certain significant judgments. In evaluating whether a property meets the criteria set forth in SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets (“SFAS 144”), the Company makes a determination as to the point in time that it is probable that a sale will be consummated. It is not unusual for real estate sales contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements, often remain pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period, or may not close at all. Due to these uncertainties, it is not likely that the Company can meet the criteria of SFAS 144 prior to the sale formally closing. Therefore, any properties categorized as held-for-sale represent only those properties that management has determined are probable to close within the requirements set forth in SFAS 144. The Company reports, in discontinued operations, the results of operations of a property that has either been disposed of or is classified as held for sale and the related gains or losses, and as a result of discontinued operations, reclassifications of prior year revenues and expenses have been made.

IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES AND GOODWILL

Upon acquisition of real estate, the Company records the intangible assets and liabilities acquired (for example, if the leases in place for the real estate property acquired carry rents above the market rent, the difference is classified as an intangible asset) at their estimated fair value separate and apart from goodwill.  The Company amortizes identified intangible assets and liabilities that are determined to have finite lives based on the period over which the assets and liabilities are expected to affect, directly or indirectly, the future cash flows of the real estate property acquired (generally the life of the lease).  In fiscal years 2009 and 2008, respectively, the Company added approximately $565,000 and $38.0 million of new intangible assets, net of intangible liabilities, all of which were classified as in-place leases. The weighted average lives of these intangibles are 1.8 years for fiscal 2009 and 7.0

NOTE 2 • continued

years for fiscal year 2008. Amortization of intangibles related to above or below-market leases is recorded in real estate rentals in the consolidated statements of operations. Amortization of other intangibles is recorded in depreciation/amortization related to real estate investments in the consolidated statements of operations. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.

As of April 30, 2009 and 2008, respectively, the net carrying amounts of the Company’s identified intangible assets and liabilities were $51.7 million and $60.7 million (net of accumulated amortization of $42.8 million and $32.8 million), respectively. The estimated annual amortization of the Company’s identified intangible assets for each of the five succeeding fiscal years is as follows:

Year Ended April 30,	(in thousands)
2010	$8,484
2011	6,372
2012	4,353
2013	3,361
2014	2,956

The excess of the cost of an acquired business over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill.  The Company’s goodwill has an indeterminate life in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill book values as of April 30, 2009 and 2008 were $1.4 million. The annual reviews for these same periods indicated no impairment.

PROPERTY AND EQUIPMENT

Property and equipment consists of the equipment contained at IRET’s headquarters in Minot, North Dakota, and other locations in Minneapolis, Minnesota; Omaha, Nebraska; Kansas City, Kansas; St. Louis, Missouri and Jamestown, North Dakota. The balance sheet reflects these assets at cost, net of accumulated depreciation. As of April 30, 2009 and 2008, the cost was $2.0 million and $2.8 million, respectively. Accumulated depreciation was $1.0 million and $1.3 million as of April 30, 2009 and 2008, respectively.

MORTGAGE LOANS RECEIVABLE

The mortgage loans receivable (which include contracts for deed) are stated at the outstanding principal balance, net of an allowance for uncollectibility. Interest income is accrued and reflected in the balance sheet. Non-performing loans are recognized as impaired in conformity with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The Company evaluates the collectibility of both interest and principal of each of its loans, if circumstances warrant, to determine whether the loan is impaired. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. An allowance is recorded to reduce impaired loans to their estimated fair value. Interest on impaired loans is recognized on a cash basis.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all cash and highly liquid investments purchased with maturities of three months or less. Cash and cash equivalents consist of the Company’s bank deposits and short-term investment certificates acquired subject to repurchase agreements, and the Company’s deposits in a money market mutual fund.

MARKETABLE SECURITIES

IRET’s investments in marketable securities are classified as “available-for-sale.” The securities classified as “available-for-sale” represent investments in debt and equity securities which the Company intends to hold for an indefinite period of time. These securities are valued at current fair value with the resulting unrealized gains and losses excluded from earnings and reported as a separate component of Investors Real Estate Trust shareholders’

NOTE 2 • continued

equity until realized. Gains or losses on these securities are computed based on the amortized cost of the specific securities when sold.

All securities with unrealized losses are subjected to the Company’s process for identifying other-than-temporary impairments. The Company records a charge to earnings to write down to fair value securities that it deems to be other-than-temporarily impaired in the period the securities are deemed to be other-than-temporarily impaired. The assessment of whether such impairment has occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors in making this assessment. Those factors include, but are not limited to, the length and severity of the decline in value and changes in the credit quality of the issuer or underlying assets. The Company does not engage in trading activities.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Management evaluates the appropriate amount of the allowance for doubtful accounts by assessing the recoverability of individual real estate mortgage loans and rent receivables, through a comparison of their carrying amount with their estimated realizable value. Management considers tenant financial condition, credit history and current economic conditions in establishing these allowances. Receivable balances are written off when deemed uncollectible. Recoveries of receivables previously written off, if any, are recorded when received. A summary of the changes in the allowance for doubtful accounts for fiscal years ended April 30, 2009, 2008 and 2007 is as follows:

	(in thousands)
	2009	2008	2007
Balance at beginning of year	$1,264	$910	$725
Provision	2,472	1,060	507
Write-off	(2,605)	(706)	(322)
Balance at close of year	$1,131	$1,264	$910

TAX, INSURANCE, AND OTHER ESCROW

Tax, insurance, and other escrow includes funds deposited with a lender for payment of real estate tax and insurance, and reserves for funds to be used for replacement of structural elements and mechanical equipment of certain projects. The funds are under the control of the lender. Disbursements are made after supplying written documentation to the lender.

REAL ESTATE DEPOSITS

Real estate deposits include funds held by escrow agents to be applied toward the purchase of real estate or the payment of loan costs associated with loan placement or refinancing.

DEFERRED LEASING AND LOAN ACQUISITION COSTS

Costs and commissions incurred in obtaining tenant leases are amortized on the straight-line method over the terms of the related leases. Costs incurred in obtaining long-term financing are amortized to interest expense over the life of the loan using the straight-line method, which approximates the effective interest method.

NONCONTROLLING INTERESTS

Interests in the Operating Partnership held by limited partners are represented by Units. The Operating Partnership’s income is allocated to holders of Units based upon the ratio of their holdings to the total Units outstanding during the period. Capital contributions, distributions, and profits and losses are allocated to noncontrolling interests in accordance with the terms of the Operating Partnership agreement.

IRET reflects noncontrolling interests in Mendota Properties LLC, IRET–BD LLC, IRET-Candlelight LLC, IRET-Golden Jack LLC, and IRET-1715 YDR LLC on the balance sheet for the portion of properties consolidated by IRET that are not wholly owned by IRET. The earnings or losses from these properties attributable to the noncontrolling interests are reflected as net income attributable to noncontrolling interests – consolidated real estate entities in the consolidated statements of operations.

NOTE 2 • continued

The Company adopted SFAS 160 on May 1, 2009.  SFAS 160 requires that noncontrolling interests, previously reported as minority interests, be reported as a separate component of equity subject to the provisions of EITF Topic D-98.  This standard also expands disclosures in the financial statements to include amounts attributable to the parent for income from continuing operations and discontinued operations as presented below (in thousands):

	For Years Ended April 30,
	(in thousands)
Amounts Attributable to Investors Real Estate Trust	2009	2008	2007

Income from continuing operations – Investors Real Estate Trust	$8,526	$11,675	$11,026
Discontinued Operations – Investors Real Estate Trust	0	413	3,084
Net income attributable to Investors Real Estate Trust	$8,526	$12,088	$14,110

INCOME TAXES

IRET operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended.  Under those sections, a REIT which distributes at least 90% of its

REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to shareholders. The Company intends to distribute all of its taxable income and realized capital gains from property dispositions within the prescribed time limits and, accordingly, there is no provision or liability for income taxes shown on the accompanying consolidated financial statements.

IRET conducts its business activity as an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) through its Operating Partnership. UPREIT status allows IRET to accept the contribution of real estate in exchange for Units. Generally, such a contribution to a limited partnership allows for the deferral of gain by an owner of appreciated real estate.

On May 1, 2008, IRET adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

REVENUE RECOGNITION

Residential rental properties are leased under operating leases with terms generally of one year or less. Commercial properties are leased under operating leases to tenants for various terms generally exceeding one year. Lease terms often include renewal options. Rental revenue is recognized on the straight-line basis, which averages minimum required rents over the terms of the leases. Rents recognized in advance of collection are reflected as receivable arising from straight-lining of rents, net of allowance for doubtful accounts.  Rent concessions, including free rent, are amortized on a straight-line basis over the terms of the related leases. This treatment of rent concessions is supported in SFAS No. 13, Accounting for Leases, which provides that if rentals vary from a straight-line basis, the income shall be recognized on a straight-line basis.

Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenditures are incurred. IRET receives payments for these reimbursements from substantially all of its multi-tenant commercial tenants throughout the year.

A number of the commercial leases provide for a base rent plus a percentage rent based on gross sales in excess of a stipulated amount. These percentage rents are recorded once the required sales level is achieved.

Interest on mortgage loans receivable is recognized in income as it accrues during the period the loan is outstanding. In the case of non-performing loans, income is recognized as discussed above in the Mortgage Loans Receivable section of this Note 2.

NOTE 2 • continued

NET INCOME PER SHARE

Basic net income per share is computed as net income available to common shareholders divided by the weighted average number of common shares outstanding for the period. The Company has no potentially dilutive financial interests; the potential exchange of Units for common shares will have no effect on net income per share because Unitholders and common shareholders effectively share equally in the net income of the Operating Partnership.

NOTE 3 • CREDIT RISK

The Company is potentially exposed to credit risk for cash deposited with FDIC-insured financial institutions in accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

IRET has entered into a cash management arrangement with First Western Bank with respect to deposit accounts that exceed FDIC Insurance coverage. On a daily basis, account balances are invested in United States government securities sold to IRET by First Western Bank. IRET can require First Western Bank to repurchase such securities at any time, at a purchase price equal to what IRET paid for the securities plus interest. First Western Bank automatically repurchases securities when collected amounts on deposit in IRET’s deposit accounts fall below the maximum insurance amount, with the proceeds of such repurchases being transferred to IRET’s deposit accounts to bring the amount on deposit back up to the threshold amount. The amounts invested by IRET pursuant to the repurchase agreement are not insured by FDIC.

NOTE 4 • PROPERTY OWNED

Property, consisting principally of real estate, is stated at cost less accumulated depreciation and totaled $1.5 billion and $1.4 billion as of April 30, 2009, and April 30, 2008, respectively.

Construction period interest of approximately, $912,000, $505,000, and $69,000, has been capitalized for the years ended April 30, 2009, 2008, and 2007, respectively.

The future minimum lease receipts to be received under non-cancellable leases for commercial properties as of April 30, 2009, assuming that no options to renew or buy out the lease are exercised, are as follows:

Year Ended April 30,	(in thousands)
2010	$111,786
2011	99,833
2012	84,440
2013	72,039
2014	61,911
Thereafter	267,961
$697,970

During fiscal 2009, the Company incurred a loss of approximately $338,000 due to impairment of the property formerly used as IRET’s Minot headquarters. During fiscal 2008, the Company incurred no losses due to impairment. For the year ended April 30, 2007, the Company incurred a loss of approximately $640,000 due to impairment of three properties and one parcel of unimproved land. The 2007 impairment losses were related to properties which were subsequently sold; accordingly such losses are included in discontinued operations (Note 12).

NOTE 5 • MORTGAGE LOANS RECEIVABLE - NET

The mortgage loans receivable consists of one contract for deed that is collateralized by real estate. The interest rate on this loan is 7.0% and it matures in fiscal 2013. Future principal payments due under this mortgage loan as of April 30, 2009, are as follows:

Year Ended April 30,	(in thousands)
2010	$2
2011	2
2012	2
2013	157
163
Less allowance for doubtful accounts	(3)
$160

There were no non-performing mortgage loans receivable as of April 30, 2009, and 2008.

NOTE 6 • MARKETABLE SECURITIES

The amortized cost and fair value of marketable securities available-for-sale at April 30, 2009 and 2008 are as follows.

	(in thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Bank certificates of deposit	$420	$0	$0	$420
	$420	$0	$0	$420

As of April 30, 2009, the investment in bank certificates of deposit will mature in less than one year.

There were no realized gains or losses on sales of securities available-for-sale for the fiscal year ended April 30, 2009. There was a realized gain on sale of securities available-for-sale of $42,000 for the fiscal year ended April 30, 2008. There were no realized gains or losses on sales of securities available-for-sale for the fiscal year ended April 30, 2007.

NOTE 7 • REVOLVING LINES OF CREDIT

IRET has lines of credit with four financial institutions as of April 30, 2009. Interest payments on outstanding borrowings are due monthly. These credit facilities are summarized in the following table:

	(in thousands)
Financial Institution	Amount Available	Amount Outstanding as of April 30, 2009	Amount Outstanding as of April 30, 2008	Applicable Interest Rate as of April 30, 2009	Maturity Date	Weighted Average Int. Rate on Borrowings during fiscal year 2009

Lines of Credit
(1) Bremer Bank	$10,000	$0	$0	4.00%	09/01/09	4.6%
(2) First Western Bank & Trust	12,000	0	0	5.25%	12/10/11	4.5%
(3) First International Bank & Trust	14,000	4,000	0	3.75%	12/19/09	4.8%
(4) Dacotah Bank	1,500	1,500	0	3.25%	11/4/09	3.3%

Total	$37,500	$5,500	$0

Borrowings under the lines of credit bear interest based on the following: (1) Bremer Financial Corporation Reference Rate with a floor of 4.00%, (2) 175 basis points below the Wall Street Journal Prime Rate with a floor of 5.25% and a ceiling of 8.25% and (3) 50 basis points above the Wall Street Journal Prime Rate.  In addition to these three lines of credit, the Company also has a fully-drawn $5.0 million line of credit maturing in November 2009

NOTE 7 • continued

with Dacotah Bank in Minot, North Dakota. Of this $5.0 million, the Company includes $3.5 million in mortgages payable on the Company’s balance sheet, as secured by six small apartment properties owned by the Company, with the remaining $1.5 million included in revolving lines of credit. Borrowings under the Dacotah Bank line of credit bear interest based on the Wall Street Journal Prime Rate.

NOTE 8 • MORTGAGES PAYABLE

The Company’s mortgages payable are collateralized by substantially all of its properties owned. The majority of the Company’s mortgages payable are secured by individual properties or groups of properties, and are non-recourse to the Company, other than for standard carve-out obligations such as fraud, waste, failure to insure, environmental conditions and failure to pay real estate taxes. Interest rates on mortgages payable range from 2.75% to 9.75%, and the mortgages have varying maturity dates from August 1, 2009, through April 1, 2040.

Of the mortgages payable, the balance of fixed rate mortgages totaled $1.1 billion at April 30, 2009 and 2008, and the balances of variable rate mortgages totaled $9.6 million and $11.7 million as of April 30, 2009, and 2008, respectively. The Company does not utilize derivative financial instruments to mitigate its exposure to changes in market interest rates. Most of the fixed rate mortgages have substantial pre-payment penalties. As of April 30, 2009, the weighted average rate of interest on the Company’s mortgage debt was 6.30%, compared to 6.37% on April 30, 2008. The aggregate amount of required future principal payments on mortgages payable as of April 30, 2009, is as follows:

Year Ended April 30,	(in thousands)
2010	$140,456
2011	104,089
2012	113,381
2013	48,682
2014	57,537
Thereafter	606,013
Total payments	$1,070,158

NOTE 9 • TRANSACTIONS WITH RELATED PARTIES

PROPERTY ACQUISITION

During fiscal year 2008, the Company acquired a two-story office building consisting of approximately 65,000 rentable square feet, located in Fenton, Missouri, for a purchase price of $7.0 million.  The Company purchased the property from entities controlled by W. David Scott, a trustee of the Company.  In accordance with the requirements of the Company’s Declaration of Trust, the transaction was approved by a majority of the trustees and by a majority of the independent trustees not otherwise interested in the transaction.

BANKING SERVICES

The Company maintains an unsecured line of credit with First International Bank and Trust, Watford City, North Dakota (First International). During fiscal years 2009, 2008 and 2007, respectively, the Company’s interest charges were approximately $91,000, $0, and $71,000, for borrowings under the First International line of credit.  During fiscal year 2007, the Company entered into two mortgage loans with First International in the amounts of $450,000 and $2.4 million, respectively, paying a total of approximately $34,000 in origination fees and loan closing costs for these two loans, and paying interest on the loans of approximately $26,000 and $69,000, respectively, during fiscal year 2007, and interest of approximately $34,000 and $174,000, respectively, on the loans in fiscal year 2008, and interest of approximately $33,000 and $171,000, respectively, during fiscal year 2009.  The Company also maintains a number of checking accounts with First International.  In each of fiscal years 2009, 2008 and 2007, respectively, IRET paid less than $500 in total in various wire transfer and other fees charged on these checking accounts.  Stephen L. Stenehjem, a member of the Company’s Board of Trustees and Audit Committee, is the President and Chief Executive Officer of First International, and the bank is owned by Mr. Stenehjem and members of his family.

NOTE 10 • ACQUISITIONS AND DISPOSITIONS IN FISCAL YEARS 2009 AND 2008

PROPERTY ACQUISITIONS

IRET Properties paid approximately $33.8 million for real estate properties added to its portfolio during fiscal year 2009, compared to $154.7 million in fiscal year 2008. Of the $33.8 million paid for real estate properties added to the Company’s portfolio in fiscal year 2009, approximately $3.7 million was paid in the form of limited partnership units of the Operating Partnership, with the remainder paid in cash.  Of the $154.7 million paid in fiscal year 2008, approximately $22.9 million consisted of the value of limited partnership units of the Operating Partnership and approximately $46.8 million consisted of the assumption of mortgage debt, with the remainder paid in cash. The fiscal year 2009 and 2008 additions are detailed below.

Fiscal 2009 (May 1, 2008 to April 30, 2009)

	(in thousands)
Acquisitions and Development Projects Placed in Service	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
33-unit Minot Westridge Apartments – Minot, ND	$67	$1,887	$0	$1,954
12-unit Minot Fairmont Apartments – Minot, ND	28	337	0	365
4-unit Minot 4th Street Apartments – Minot, ND	15	74	0	89
3-unit Minot 11th Street Apartments – Minot, ND	11	53	0	64
36-unit Evergreen Apartments – Isanti, MN	380	2,720	0	3,100
10-unit 401 S. Main Apartments – Minot, ND1	0	905	0	905
71-unit IRET Corporate Plaza Apartments – Minot, ND2	0	10,824	0	10,824
	501	16,800	0	17,301
Commercial Property - Office
22,500 sq. ft. Bismarck 715 E. Bdwy – Bismarck, ND	389	1,267	255	1,911
50,360 sq. ft. IRET Corporate Plaza – Minot, ND2	0	3,896	0	3,896
	389	5,163	255	5,807
Commercial Property - Medical
56,239 sq. ft. 2828 Chicago Avenue – Minneapolis, MN3	0	5,052	0	5,052
31,643 sq. ft. Southdale Medical Expansion (6545 France) – Edina, MN4	0	779	0	779
	0	5,831	0	5,831
Commercial Property - Industrial
69,984 sq. ft. Minnetonka 13600 Cty Rd 62 – Minnetonka, MN	809	2,881	310	4,000
	809	2,881	310	4,000
Unimproved Land
Bismarck 2130 S. 12th Street – Bismarck, ND	576	0	0	576
Bismarck 700 E. Main – Bismarck, ND	314	0	0	314
	890	0	0	890

Total Property Acquisitions	$2,589	$30,675	$565	$33,829

(1)
Development property placed in service November 10, 2008. Approximately $145,000 of this cost was incurred in the three months ended April 30, 2009.  Additional costs incurred in fiscal year 2008 totaled approximately $14,000 for a total project cost at April 30, 2009 of approximately $919,000.

(2)
Development property placed in service January 19, 2009.  Approximately $1.8 million of the residential cost and $563,000 of the commercial office cost was incurred in the three months ended April 30, 2009. Additional costs incurred in fiscal years 2008 and 2007 totaled $8.6 million for a total project cost at April 30, 2009 of $23.3 million.

(3)
Development property placed in service September 16, 2008. Approximately $800,000 of this cost was incurred in the three months ended January 31, 2009. Additional costs incurred in fiscal years 2008 and 2007 totaled $7.8 million for a total project cost at April 30, 2009 of $12.9 million.

(4)
Development property placed in service September 17, 2008. Approximately $364,000 of this cost was incurred in the three months ended January 31, 2009. Additional costs incurred in fiscal year 2008 totaled $5.4 million for a total project cost at April 30, 2009 of $6.2 million.

NOTE 10 • continued

Fiscal 2008 (May 1, 2007 to April 30, 2008)

	(in thousands)
Acquisitions and Development Projects Placed in Service	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
96 – unit Greenfield Apartments – Omaha, NE	$578	$4,122	$0	$4,700
67 – unit Cottonwood Lake IV – Bismarck, ND1	267	5,924	0	6,191
	845	10,046	0	10,891
Commercial Property – Office
20,528 sq. ft. Plymouth 5095 Nathan Lane Office Building – Plymouth, MN	604	1,236	160	2,000
78,560 sq. ft. 610 Business Center IV – Brooklyn Park, MN	975	5,525	0	6,500
64,607 sq. ft. Intertech Office Building – Fenton, MO	2,130	3,951	919	7,000
	3,709	10,712	1,079	15,500
Commercial Property—Medical (including Senior Housing)
18,502 sq. ft. Barry Pointe Medical Building – Kansas City, MO	384	2,355	461	3,200
11,800 sq. ft./28 beds Edgewood Vista – Billings, MT	115	1,743	2,392	4,250
18,488 sq. ft./36 beds Edgewood Vista – East Grand Forks, MN	290	1,346	3,354	4,990
11,800 sq. ft./28 beds Edgewood Vista – Sioux Falls, SD	314	971	2,065	3,350
55,478 sq. ft. Edina 6405 France Medical – Edina, MN2	0	12,179	1,436	13,615
70,934 sq. ft. Edina 6363 France Medical – Edina, MN2	0	12,651	709	13,360
57,212 sq. ft. Minneapolis 701 25th Ave Medical (Riverside) – Minneapolis, MN2	0	7,225	775	8,000
53,466 sq. ft. Burnsville 303 Nicollet Medical (Ridgeview) – Burnsville, MN	1,071	6,842	887	8,800
36,199 sq. ft. Burnsville 305 Nicollet Medical (Ridgeview South) – Burnsville, MN	189	5,127	584	5,900
17,640 sq. ft. Eagan 1440 Duckwood Medical – Eagan, MN	521	1,547	257	2,325
5,192 sq. ft./13 beds Edgewood Vista – Belgrade, MT	35	744	1,321	2,100
5,194 sq. ft./13 beds Edgewood Vista – Columbus, NE	43	793	614	1,450
168,801 sq. ft./185 beds Edgewood Vista – Fargo, ND	792	20,578	4,480	25,850
5,185 sq. ft./13 beds Edgewood Vista – Grand Island, NE	34	742	624	1,400
5,135 sq. ft./13 beds Edgewood Vista – Norfolk, NE	42	691	567	1,300
	3,830	75,534	20,526	99,890
Commercial Property – Industrial
50,400 sq. ft. Cedar Lake Business Center – St. Louis Park, MN	896	2,802	342	4,040
528,353 sq. ft. Urbandale Warehouse Building – Urbandale, IA	3,679	9,840	481	14,000
69,600 sq. ft. Woodbury 1865 Woodlane – Woodbury, MN	1,108	2,613	279	4,000
198,600 sq. ft. Eagan 2785 & 2795 Highway 55—Eagan, MN	3,058	2,557	785	6,400
	8,741	17,812	1,887	28,440

Total Property Acquisitions	$17,125	$114,104	$23,492	$154,721

(1)	Development property placed in service January 2, 2008.
(2)	Acquisition of leasehold interests only (air rights lease and ground leases).

NOTE 10 • continued

PROPERTY DISPOSITIONS

During fiscal year 2009, the Company had no material dispositions, compared to two properties and two buildings of an apartment community sold  for an aggregate sale price of $1.4 million during fiscal 2008. Real estate assets sold by IRET during fiscal year 2008 were as follows:

	(in thousands)
Fiscal 2008 Dispositions	Sales Price	Book Value and Sales Cost	Gain/Loss

Multi-Family Residential
405 Grant Ave (Lonetree) Apartments – Harvey, ND	$185	$184	$1
Sweetwater Apartments – Devils Lake, ND	940	430	510
	1,125	614	511
Commercial Property – Office
Minnetonka Office Buildings – Minnetonka, MN	310	307	3
	310	307	3
Total Fiscal 2008 Property Dispositions	$1,435	$921	$514

NOTE 11 • OPERATING SEGMENTS

IRET reports its results in five reportable segments: multi-family residential properties, and commercial office, medical (including senior housing), industrial and retail properties.  Our reportable segments are aggregations of similar properties.  The accounting policies of each of these segments are the same as those described in Note 2. We disclose segment information in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Disclosures (“SFAS 131”).  SFAS 131 requires that segment disclosures present the measure(s) used by the chief operating decision maker for purposes of assessing segment performance.

Segment information in this report is presented based on net operating income, which we define as total revenues less property operating expenses and real estate taxes.  The following tables present revenues and net operating income for the fiscal years ended April 30, 2009, 2008 and 2007 from our five reportable segments, and reconcile net operating income of reportable segments to income from continuing operations before sale of other investments as reported. Segment assets are also reconciled to Total Assets as reported in the consolidated financial statements.

	(in thousands)
Year Ended April 30, 2009	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real estate revenue	$76,716	$83,446	$52,564	$12,711	$14,568	$240,005
Real estate expenses	36,162	37,644	16,046	3,222	5,077	98,151
Net operating income	$40,554	$45,802	$36,518	$9,489	$9,491	141,854
Interest						(68,743)
Depreciation/amortization						(56,714)
Administrative, advisory and trustee fees						(4,882)
Other expenses						(1,440)
Impairment of real estate investment						(338)
Other income						922
Income from continuing operations before sale of other investments						$10,659

NOTE 11 • continued

	(in thousands)
Year Ended April 30, 2008	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real estate revenue	$72,827	$84,042	$38,412	$11,691	$14,198	$221,170
Real estate expenses	34,637	36,206	9,756	2,529	4,277	87,405
Net operating income	$38,190	$47,836	$28,656	$9,162	$9,921	133,765
Interest						(63,439)
Depreciation/amortization						(51,518)
Administrative, advisory and trustee fees						(5,203)
Other expenses						(1,344)
Other income						2,760
Income from continuing operations before sale of other investments						$15,021

	(in thousands)
Year Ended April 30, 2007	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Real estate revenue	$66,972	$73,603	$34,783	$8,091	$14,089	$197,538
Real estate expenses	31,454	30,475	8,675	1,253	4,475	76,332
Net operating income	$35,518	$43,128	$26,108	$6,838	$9,614	121,206
Interest						(58,424)
Depreciation/amortization						(45,501)
Administrative, advisory and trustee fees						(4,451)
Other expenses						(1,240)
Other income						2,665
Income from continuing operations before sale of other investments						$14,255

Segment Assets and Accumulated Depreciation

	(in thousands)
As of April 30, 2009	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Segment assets
Property owned	$542,547	$571,565	$388,219	$108,103	$119,151	$1,729,585
Less accumulated depreciation	(115,729)	(72,960)	(42,345)	(12,847)	(18,990)	(262,871)
Total property owned	$426,818	$498,605	$345,874	$95,256	$100,161	$1,466,714
Cash and cash equivalents						33,244
Marketable securities – available-for-sale						420
Receivables and other assets						98,852
Unimproved land						5,701
Mortgage receivables, net of allowance						160
Total Assets						$1,605,091

NOTE 11 • continued

	(in thousands)
As of April 30, 2008	Multi-Family Residential	Commercial-Office	Commercial-Medical	Commercial-Industrial	Commercial-Retail	Total

Segment assets
Property owned	$510,697	$556,712	$359,986	$104,060	$116,804	$1,648,259
Less accumulated depreciation	(101,964)	(58,095)	(32,466)	(10,520)	(16,334)	(219,379)
Total property owned	$408,733	$498,617	$327,520	$93,540	$100,470	$1,428,880
Cash and cash equivalents						53,481
Marketable securities – available-for-sale						420
Receivables and other assets						107,947
Development in progress						22,856
Unimproved land						3,901
Mortgage receivables, net of allowance						541
Total Assets						$1,618,026

NOTE 12 • DISCONTINUED OPERATIONS

SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, requires the Company to report in discontinued operations the results of operations of a property that has either been disposed of or is classified as held for sale. It also requires that any gains or losses from the sale of a property be reported in discontinued operations. There were no properties classified as held for sale as of April 30, 2009, 2008 and 2007. The following information shows the effect on net income, net of noncontrolling interest, and the gains or losses from the sale of properties classified as discontinued operations for the fiscal years ended April 30, 2008 and 2007. There were no sales of property classified as discontinued operations for the fiscal year ended April 30, 2009.

	(in thousands)
	2008	2007
REVENUE
Real estate rentals	$208	$1,609
Tenant reimbursement	2	66
TOTAL REVENUE	210	1,675
EXPENSES
Interest	0	415
Depreciation/amortization related to real estate investments	47	299
Utilities	35	205
Maintenance	22	214
Real estate taxes	28	202
Insurance	4	31
Property management expenses	22	132
Administrative expenses	0	2
Other expenses	0	9
Impairment of real estate investment	0	640
TOTAL EXPENSES	158	2,149
Income from discontinued operations before gain on sale	52	(474)
Gain on sale of discontinued operations	514	4,640
DISCONTINUED OPERATIONS	$566	$4,166
Segment Data
Multi-Family Residential	$566	$2,447
Commercial - Office	0	504
Commercial - Medical	0	779
Commercial - Industrial	0	0
Commercial - Retail	0	245
Unimproved Land	0	191
Total	$566	$4,166

NOTE 12 • continued

	(in thousands)
	2008	2007
Property Sale Data
Sales price	$1,435	$22,543
Net book value and sales costs	921	17,903
Gain on sale of discontinued operations	$514	$4,640

NOTE 13 • EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. The Company has no outstanding options, warrants, convertible stock or other contractual obligations requiring issuance of additional common shares that would result in a dilution of earnings. While Units can be exchanged for shares on a one-for-one basis after a minimum holding period of one year, the exchange of Units for common shares has no effect on diluted earnings per share, as Unitholders and common shareholders effectively share equally in the net income of the Operating Partnership. The following table presents a reconciliation of the numerator and denominator used to calculate basic and diluted earnings per share reported in the consolidated financial statements for the fiscal years ended April 30, 2009, 2008 and 2007:

	For Years Ended April 30,
	(in thousands, except per share data)
	2009	2008	2007
NUMERATOR
Income from continuing operations – Investors Real Estate Trust	$8,526	$11,675	$11,026
Discontinued operations – Investors Real Estate Trust	0	413	3,084
Net income attributable to Investors Real Estate Trust	8,526	12,088	14,110
Dividends to preferred shareholders	(2,372)	(2,372)	(2,372)
Numerator for basic earnings per share – net income available to common shareholders	6,154	9,716	11,738
Noncontrolling interests – Operating Partnership	2,227	3,677	4,299
Numerator for diluted earnings per share	$8,381	$13,393	$16,037
DENOMINATOR
Denominator for basic earnings per share weighted average shares	58,603	53,060	47,672
Effect of convertible operating partnership units	21,217	20,417	17,017
Denominator for diluted earnings per share	79,820	73,477	64,689
Earnings per common share from continuing operations – Investors Real Estate Trust – basic and diluted	$.11	$.17	$.18
Earnings per common share from discontinued operations – Investors Real Estate Trust – basic and diluted	.00	.01	.06
NET INCOME PER COMMON SHARE – BASIC & DILUTED	$.11	$.18	$.24

NOTE 14 • RETIREMENT PLANS

IRET sponsors a defined contribution profit sharing retirement plan and a defined contribution 401(k) plan.  IRET’s defined contribution profit sharing retirement plan is available to employees over the age of 21 who have completed one year of service.  Participation in IRET’s defined contribution 401(k) plan is available to all employees over the age of 21 immediately upon their employment with the Company, and employees participating in the 401(k) plan may contribute up to maximum levels established by the IRS.  Employer contributions to the profit sharing and 401(k) plans are at the discretion of the Company’s management.  IRET currently contributes 4.5% of the salary of each employee participating in the profit sharing plan, and 3% of the salary of each employee participating in the 401(k) plan, for a total contribution of 7.5% of the salary of each of the employees participating in both plans. Contributions by IRET to these plans on behalf of employees totaled approximately $356,000 in fiscal year 2009, $305,000 in fiscal year 2008 and $258,000 in fiscal year 2007.

NOTE 15 • COMMITMENTS AND CONTINGENCIES

Ground Leases. As of April 30, 2009, the Company is a tenant under operating ground or air rights leases on eleven of its properties. The Company pays a total of approximately $503,000 per year in rent under these ground leases, which have remaining terms ranging from 4 to 92 years, and expiration dates ranging from July 2012 to October 2100. The Company has renewal options for five of the eleven ground leases, and rights of first offer or first refusal for the remainder.

The expected timing of ground and air rights lease payments as of April 30, 2009 is as follows:

(in thousands)
Year Ended April 30,	Lease Payments
2010	$503
2011	503
2012	503
2013	503
2014	503
Thereafter	23,565
Total	$26,080

Legal Proceedings. IRET is involved in various lawsuits arising in the normal course of business. Management believes that such matters will not have a material effect on the Company’s financial statements.

Environmental Matters. It is generally IRET’s policy to obtain a Phase I environmental assessment of each property that the Company seeks to acquire.  Such assessments have not revealed, nor is the Company aware of, any environmental liabilities that IRET believes would have a material adverse effect on IRET’s financial position or results of operations. IRET owns properties that contain or potentially contain (based on the age of the property) asbestos or lead, or have underground fuel storage tanks. For certain of these properties, the Company estimated the fair value of the conditional asset retirement obligation in accordance with FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, or FIN 47, and chose not to book a liability, because the amounts involved were immaterial. With respect to certain other properties, the Company has not recorded any related asset retirement obligation, as the fair value of the liability cannot be reasonably estimated, due to uncertainties in the timing and manner of settlement of these obligations.

Tenant Improvements.  In entering into leases with tenants, IRET may commit itself to fund improvements or build-outs of the rented space to suit tenant requirements.  These tenant improvements are typically funded at the beginning of the lease term, and IRET is accordingly exposed to some risk of loss if a tenant defaults prior to the expiration of the lease term, and the rental income that was expected to cover the cost of the tenant improvements is not received.  As of April 30, 2009, the Company is committed to fund approximately $7.1 million in tenant improvements, within approximately the next 12 months.

Purchase Options. The Company has granted options to purchase certain IRET properties to tenants in these properties, under lease agreements.  In general, the options grant the tenant the right to purchase the property at the greater of such property’s appraised value or an annual compounded increase of a specified percentage of the initial cost of the property to IRET. The property cost and gross rental revenue of these properties are as follows:

NOTE 15 • continued

	(in thousands)
		Gross Rental Revenue
Property	Investment Cost	2009	2008	2007
Abbott Northwest-Sartell, MN	$12,653	$1,292	$1,292	$1,252
Edgewood Vista-Belgrade, MT	2,135	196	31	0
Edgewood Vista-Billings, MT	4,274	396	66	0
Edgewood Vista-Bismarck, ND	10,903	1,008	985	980
Edgewood Vista-Brainerd, MN	10,667	988	971	968
Edgewood Vista-Columbus, NE	1,481	136	21	0
Edgewood Vista-East Grand Forks, MN	5,012	464	78	0
Edgewood Vista-Fargo, ND	26,322	2,065	310	0
Edgewood Vista-Fremont, NE	588	72	69	68
Edgewood Vista-Grand Island, NE	1,431	132	20	0
Edgewood Vista-Hastings, NE	606	76	69	68
Edgewood Vista-Hermantown I, MN	21,510	2,040	1,557	1,472
Edgewood Vista-Hermantown II, MN	12,359	1,144	1,127	1,124
Edgewood Vista-Kalispell, MT	624	76	72	72
Edgewood Vista-Missoula, MT	999	96	132	132
Edgewood Vista-Norfolk, NE	1,332	124	19	0
Edgewood Vista-Omaha, NE	676	80	77	76
Edgewood Vista-Sioux Falls, SD	3,357	312	52	0
Edgewood Vista-Spearfish, SD	6,792	628	612	608
Edgewood Vista-Virginia, MN	17,132	1,736	1,381	1,320
Fox River Cottages - Grand Chute, WI	3,956	388	387	260
Healtheast St John & Woodwinds- Maplewood & Woodbury, MN	21,601	2,052	2,032	2,032
Great Plains - Fargo, ND	15,375	1,876	1,876	1,876
Minnesota National Bank - Duluth, MN	2,104	211	205	135
St. Michael Clinic - St. Michael, MN	2,851	240	229	35
Stevens Point - Stevens Point, WI	15,020	1,356	1,279	630
Total	$201,760	$19,184	$14,949	$13,108

Income Guarantees. In connection with its acquisition in April 2004 of a portfolio of properties located in and near Duluth, Minnesota, the Company received from the seller of the properties a guarantee, for five years from the closing date of the acquisition, of a specified minimum amount of annual net operating income, before debt service (principal and interest payments), from two of the properties included in the portfolio. As of April 30, 2009, the Company has recorded a receivable for payment of approximately $215,000 under this guarantee.

Restrictions on Taxable Dispositions.  Approximately 131 of the Company’s properties, consisting of approximately 7.3 million square feet of our combined commercial segment’s properties and 4,101 apartment units, are subject to restrictions on taxable dispositions under agreements entered into with some of the sellers or contributors of the properties.  The real estate investment amount of these properties (net of accumulated depreciation) was approximately $862.3 million at April 30, 2009.  The restrictions on taxable dispositions are effective for varying periods.  The terms of these agreements generally prevent us from selling the properties in taxable transactions.  The Company does not believe that the agreements materially affect the conduct of its business or its decisions whether to dispose of restricted properties during the restriction period because the Company generally holds these and its other properties for investment purposes, rather than for sale.  Historically, however, where the Company has deemed it to be in its shareholders’ best interests to dispose of restricted properties, the Company has done so through transactions structured as tax-deferred transactions under Section 1031 of the Internal Revenue Code.

Redemption Value of UPREIT Units.  The limited partnership units (“UPREIT Units”) of the Company’s operating partnership, IRET Properties, are redeemable at the option of the holder for cash, or, at our option, for the Company’s common shares of beneficial interest on a one-for-one basis, after a minimum one-year holding period.  All UPREIT Units receive the same cash distributions as those paid on common shares.  UPREIT Units are redeemable for an amount of cash per Unit equal to the average of the daily market price of an IRET common share

NOTE 15 • continued

for the ten consecutive trading days immediately preceding the date of valuation of the Unit.  As of April 30, 2009 and 2008, the aggregate redemption value of the then-outstanding UPREIT Units of the operating partnership owned by limited partners was approximately $198.2 million and $218.3 million, respectively.

Joint Venture Buy/Sell Options.  Certain of our joint venture agreements contain buy/sell options in which each party under certain circumstances has the option to acquire the interest of the other party, but do not generally require that we buy our partners’ interests.  We have one joint venture which allows our unaffiliated partner, at its election, to require that we buy its interest at a purchase price to be determined by an appraisal conducted in accordance with the terms of the agreement, or at a negotiated price.  In accordance with Statement of Accounting Standards No. 5, Accounting for Contingencies, we have not recorded a liability or the related asset that would result from the acquisition in connection with the above potential obligation because the probability of our unaffiliated partner requiring us to buy their interest is not currently determinable, and we are unable to estimate the amount of the payment required for that purpose.

Development Projects.  The Company completed several development or renovation projects during fiscal year 2009; these projects are included in the Acquisitions and Development Projects Placed in Service table in Note 10 above.  IRET currently is constructing a 24-unit apartment building in Lincoln, NE, to replace the building in its Thomasbrook apartment complex destroyed by fire in July 2008.  The construction of this apartment building is expected to cost approximately $2.2 million, of which $2.1 million will be covered by insurance.  The remaining cost not covered by insurance is due to various property upgrades incorporated in the project by IRET to modernize and enhance the marketability of the units being constructed.

Crosstown Circle Office Building, Eden Prairie, MN. The Company’s Crosstown Circle Office Building in Eden Prairie, Minnesota was acquired in October 2004 from Best Buy Company, which is leasing all but 7,500 square feet of the 185,000 square foot building under a master lease expiring September 30, 2010. Under the terms of the financing obtained by the Company for this building, the Company is obligated to fund a leasing reserve account in the event that a specified occupancy level is not met at the time the Best Buy master lease expires. The amount to be deposited in the leasing reserve account would be calculated by multiplying a specified amount per square foot by the difference between the specified occupancy level and the building’s actual occupied square feet. The maximum amount the Company would be required to deposit in such leasing reserve account is $4,625,000. Funds in the leasing reserve account would be released as leases for vacant space in the building are executed.

Pending Acquisition. Subsequent to its April 30, 2009 fiscal year end, the Company signed a purchase agreement to acquire an approximately 42,180 square foot, single-tenant office showroom/warehouse building located in Iowa for $350,000 in cash and the issuance of limited partnership units of IRET Properties valued at $3.0 million, for a total purchase price of $3.4 million.  This pending acquisition is subject to various closing conditions and contingencies, and no assurances can be given that this transaction will be completed.

NOTE 16 • FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Mortgage Loans Receivable. Fair values are based on the discounted value of future cash flows expected to be received for a loan using current rates at which similar loans would be made to borrowers with similar credit risk and the same remaining maturities. Terms are short term in nature and carrying value approximates the estimated fair value.

Cash and Cash Equivalents. The carrying amount approximates fair value because of the short maturity.

Marketable Securities. The fair values of these instruments are estimated based on quoted market prices for the security.

Other Debt. The fair value of other debt is estimated based on the discounted cash flows of the loan using current market rates.

Mortgages Payable. For variable rate loans that re-price frequently, fair values are based on carrying values. The fair value of fixed rate loans is estimated based on the discounted cash flows of the loans using current market rates.

NOTE 16 • continued

The estimated fair values of the Company’s financial instruments as of April 30, 2009 and 2008, are as follows:

	(in thousands)
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Mortgage loans receivable	$160	$160	$541	$541
Cash and cash equivalents	33,244	33,244	53,481	53,481
Marketable securities - available-for-sale	420	420	420	420
FINANCIAL LIABILITIES
Other debt	1,000	1,129	73	74
Mortgages payable	1,070,158	1,301,071	1,063,858	1,079,986

NOTE 17 • COMMON AND PREFERRED SHARES OF BENEFICIAL INTEREST AND EQUITY

Distribution Reinvestment and Share Purchase Plan.  During fiscal years 2009 and 2008, IRET issued 1.3 million and 1.2 million common shares, respectively, pursuant to its distribution reinvestment and share purchase plan, at a total value at issuance of $12.4 million and $11.4 million, respectively. The shares issued under the distribution reinvestment and share purchase plan during fiscal year 2009 consisted of 1.2 million shares valued at issuance at $11.4 million that were issued for reinvested distributions and approximately 108,000 shares valued at $1.0 million at issuance that were sold for  voluntary cash contributions. All the shares issued under the distribution reinvestment plan during fiscal year 2008 were issued for reinvested distributions. IRET’s distribution reinvestment plan is available to common shareholders of IRET and all limited partners of IRET Properties. Under the distribution reinvestment plan, shareholders or limited partners may elect to have all or a portion of their distributions used to purchase additional IRET common shares, and may elect to make voluntary cash contributions for the  purchase of IRET common shares, at a discount (currently 5%) from the market price.

Conversion of Units to Common Shares.  During fiscal years 2009 and 2008, respectively, approximately 746,000 and 1.1 million Units were converted to common shares, with a total value of $5.0 million and $7.8 million included in equity.

Issuance of Common Shares.  In April 2009, the Company commenced the sale of up to $50 million of common shares pursuant to a continuous offering program. Through April 30, 2009, the Company sold 632,712 common shares as part of this program. The net proceeds (before offering expenses but after underwriting discounts and commissions) from the offering of $6.0 million through April 30, 2009 will be used for general corporate purposes. Through April 30, 2009, the Company paid Robert W. Baird & Co. Incorporated, its agent under this program, $122,000 in fees with respect to the common shares sold through this program. In October 2007, the Company sold 6.9 million common shares at $10.20 per share in an underwritten public offering, for net proceeds to the Company of approximately $66.4 million, after payment of commissions and other expenses of the offering. The Company conducted no public offerings of common shares in fiscal year 2007, other than sales of common shares under its Distribution Reinvestment Plan.

Series A Cumulative Redeemable Preferred Shares of Beneficial Interest.  During fiscal year 2004, the Company issued 1,150,000 shares of 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest for total proceeds of $27.3 million, net of selling costs. Holders of the Company’s Series A Cumulative Redeemable Preferred Shares of Beneficial Interest are entitled to receive dividends at an annual rate of 8.25% of the liquidation preference of $25 per share, or $2.0625 per share per annum. These dividends are cumulative and payable quarterly in arrears. The shares are not convertible into or exchangeable for any other property or any other securities of the Company at the election of the holders. However, the Company, at its option, may redeem the shares at a redemption price of $25.00 per share, plus any accrued and unpaid distributions through the date of redemption. The shares have no maturity date and will remain outstanding indefinitely unless redeemed by the Company.

NOTE 18 • QUARTERLY RESULTS OF CONSOLIDATED OPERATIONS (unaudited)

	(in thousands, except per share data)
QUARTER ENDED	July 31, 2008	October 31, 2008	January 31, 2009	April 30, 2009
Revenues	$58,846	$59,573	$60,934	$60,652
Net Income available to common shareholders	$1,765	$1,930	$785	$1,674
Net Income per common share - basic & diluted	$.03	$.03	$.02	$.03

	(in thousands, except per share data)
QUARTER ENDED	July 31, 2007	October 31, 2007	January 31, 2008	April 30, 2008
Revenues	$53,573	$54,211	$54,424	$58,962
Net Income available to common shareholders	$2,388	$2,243	$2,390	$2,695
Net Income per common share - basic & diluted	$.05	$.04	$.04	$.05

The above financial information is unaudited. In the opinion of management, all adjustments (which are of a normal recurring nature) have been included for a fair presentation.

NOTE 19 • REDEEMABLE NONCONTROLLING INTERESTS

Redeemable noncontrolling interests on our consolidated balance sheets represent the noncontrolling interest in a joint venture of the Company in which the Company’s unaffiliated partner, at its election, can require the Company to buy its interest at a purchase price to be determined by an appraisal conducted in accordance with the terms of the agreement, or at a negotiated price. Redeemable noncontrolling interests are accounted for in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities (“Topic D-98”), and are presented at the greater of their carrying amount or redemption value at the end of each reporting period. Changes in the value from period to period are charged to common shares of beneficial interest on our consolidated balance sheets.  As of April 30, 2009, 2008 and 2007, the estimated redemption value of the redeemable noncontrolling interests was $1.7 million, $1.8 million and $994,000, respectively.  Below is a table reflecting the activity of the redeemable noncontrolling interests.

	(in thousands)
	2009	2008	2007
Balance at beginning of fiscal year	$1,802	$994	$959
Net income	53	35	(5)
Net (distributions) contributions	(112)	0	19
Mark-to-market adjustments in accordance with Topic D-98	(6)	773	21
Balance at close of fiscal year	$1,737	$1,802	$994

Also effective with adoption of SFAS 160, previously reported minority interests have been recharacterized on the accompanying statement of operations to noncontrolling interests and placed below net income before arriving at net income attributable to Investors Real Estate Trust.

NOTE 20 • SUBSEQUENT EVENTS

Common and Preferred Share Distributions. On June 30, 2009, the Company paid a distribution of 51.56 cents per share on the Company’s Series A Cumulative Redeemable Preferred Shares to preferred shareholders of record on June 15, 2009. On July 1, 2009, the Company paid a distribution of 17.05 cents per share on the Company’s common shares and units, to common shareholders and Unitholders of record on June 15, 2009. This common share/unit distribution represented an increase of .05 cents or 0.3% over the previous regular quarterly distribution of 17.00 cents per common share/unit paid April 1, 2009.

Common Share Offering.  Subsequent to the fourth quarter of fiscal year 2009, IRET completed a public offering of 3,000,000 common shares of beneficial interest at $8.70 per share (before underwriting discounts and commissions).  Proceeds to the Company were $24,795,000 after deducting underwriting discounts and commissions but before deducting offering expenses.  The shares were sold pursuant to an Underwriting Agreement with Robert W. Baird & Co., Incorporated, D.A. Davidson & Co. and J.J.B. Hilliard, W.L. Lyons, Inc., and were issued pursuant to IRET’s registration statement on Form S-3 filed with and declared effective by the Securities and Exchange Commission.

NOTE 20 • continued

Pending Acquisition.  The Company currently has no material pending acquisitions. In the fourth quarter of fiscal year 2009, IRET signed a purchase agreement to acquire a portfolio of office and retail properties located in the Minneapolis-St. Paul metropolitan area for a total of $29.7 million.  The Company subsequently terminated this purchase agreement.  Subsequent to its April 30, 2009 fiscal year end, the Company signed a purchase agreement to acquire an approximately 42,180 square foot, single-tenant office showroom/warehouse building located in Iowa for $350,000 in cash and the issuance of limited partnership units of IRET Properties valued at $3.0 million, for a total purchase price of $3.4 million.  This pending acquisition is subject to various closing conditions and contingencies, and no assurances can be given that this transaction will be completed.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule II

VALUATION AND QUALIFYING ACCOUNTS

	(in thousands)
	Column A	Column B	Column C	Column E
Description	Balance at Beginning of Year	Additions Charged Against Operations	Uncollectible Accounts Written-off	Balance at End of Year
Fiscal Year Ended April 30, 2009 Allowance for doubtful accounts	$1,264	$2,472	$(2,605)	$1,131
Fiscal Year Ended April 30, 2008 Allowance for doubtful accounts	$910	$1,060	$(706)	$1,264
Fiscal Year Ended April 30, 2007 Allowance for doubtful accounts	$725	$507	$(322)	$910

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Multi-Family Residential
17 South Main Apartments - Minot, ND	$198	$0	$0	$222	$0	$222	$222	$(16)	2006	40 years
401 South Main Apartments - Minot, ND	693	158	334	791	164	1,119	1,283	(17)	1987	24-40 years
Arbors Apartments - S Sioux City, NE	4,272	350	6,625	577	373	7,179	7,552	(556)	2006	40 years
Boulder Court - Eagan, MN	4,075	1,067	5,498	1,381	1,272	6,674	7,946	(989)	2003	40 years
Brookfield Village Apartments - Topeka, KS	5,667	509	6,698	774	579	7,402	7,981	(1,072)	2003	40 years
Candlelight Apartments - Fargo, ND	1,392	80	758	1,025	216	1,647	1,863	(667)	1992	24-40 years
Canyon Lake Apartments - Rapid City, SD	2,702	305	3,958	321	325	4,259	4,584	(808)	2001	40 years
Castle Rock - Billings, MT	7,101	736	4,864	1,228	834	5,994	6,828	(1,623)	1998	40 years
Chateau Apartments - Minot, ND	1,802	122	2,224	1,092	168	3,270	3,438	(847)	1998	12-40 years
Cimarron Hills - Omaha, NE	0	706	9,588	2,920	997	12,217	13,214	(2,555)	2001	40 years
Colonial Villa - Burnsville, MN	8,149	2,401	11,515	2,143	2,633	13,426	16,059	(2,035)	2003	40 years
Colton Heights Properties - Minot, ND	548	80	672	247	111	888	999	(578)	1984	40 years
Cottonwood Community - Bismarck, ND	16,460	1,056	17,372	2,186	1,255	19,359	20,614	(3,714)	1997	40 years
Country Meadows Community - Billings, MT	5,345	491	7,809	722	518	8,504	9,022	(2,171)	1995	33-40 years
Crestview Apartments - Bismarck, ND	4,240	235	4,290	806	449	4,882	5,331	(2,015)	1994	24-40 years
Crown Colony Apartments - Topeka, KS	8,800	620	9,956	1,452	725	11,303	12,028	(2,720)	1999	40 years
Dakota Hill At Valley Ranch - Irving, TX	22,730	3,650	33,810	2,247	4,139	35,568	39,707	(8,364)	2000	40 years
East Park Apartments - Sioux Falls, SD	1,591	115	2,405	527	155	2,892	3,047	(530)	2002	40 years
Evergreen Apartments - Isanti, MN	2,155	380	2,720	50	380	2,770	3,150	(43)	2008	40 years
Forest Park Estates - Grand Forks, ND	6,178	810	5,579	3,718	1,081	9,026	10,107	(3,292)	1993	24-40 years
Greenfield Apartments - Omaha, NE	3,650	578	4,122	231	616	4,315	4,931	(145)	2007	40 years
Heritage Manor - Rochester, MN	4,714	403	6,968	1,452	442	8,381	8,823	(2,309)	1998	40 years
Indian Hills Apartments - Sioux City, IA	0	294	2,921	2,424	314	5,325	5,639	(190)	2007	40 years
IRET Corporate Plaza Apartments - Minot, ND	0	1,038	0	15,917	1,038	15,917	16,955	(108)	2009	40 years
Jenner Properties - Grand Forks, ND	1,624	184	1,513	771	266	2,202	2,468	(631)	1997	40 years
Kirkwood Manor - Bismarck, ND	1,925	449	2,725	1,232	537	3,869	4,406	(1,191)	1997	12-40 years
Lancaster Place - St. Cloud, MN	1,172	289	2,899	721	432	3,477	3,909	(877)	2000	40 years
Legacy Community - Grand Forks, ND	17,393	1,362	21,727	4,582	1,957	25,714	27,671	(5,732)	1995-2004	24-40 years
Magic City Apartments - Minot, ND	2,706	370	3,875	1,503	511	5,237	5,748	(1,560)	1997	12-40 years
Meadows Community - Jamestown, ND	2,809	590	4,519	975	629	5,455	6,084	(1,233)	1998	40 years
Minot 4th Street Apartments - Minot, ND	99	15	74	0	15	74	89	(2)	2008	40 years
Minot 11th Street Apartments - Minot, ND	99	11	53	1	11	54	65	(1)	2008	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Multi-Family Residential - continued
Minot Fairmont Apartments - Minot, ND	$396	$28	$337	$2	$28	$339	$367	$(8)	2008	40 years
Minot Westridge Apartments - Minot, ND	1,981	68	1,887	16	70	1,901	1,971	(46)	2008	40 years
Miramont Apartments - Fort Collins, CO	10,944	1,470	12,765	1,207	1,580	13,862	15,442	(4,368)	1996	40 years
Monticello Apartments - Monticello, MN	3,145	490	3,756	287	592	3,941	4,533	(537)	2004	40 years
Neighborhood Apartments - Colorado Springs, CO	9,871	1,034	9,812	2,870	1,148	12,568	13,716	(3,882)	1997	40 years
North Pointe - Bismarck, ND	2,108	143	2,244	155	160	2,382	2,542	(816)	1995	24-40 years
Oakmont Apartments - Sioux Falls, SD	3,737	423	4,838	185	430	5,016	5,446	(907)	2002	40 years
Oakwood - Sioux Falls, SD	3,480	543	2,784	3,310	757	5,880	6,637	(2,278)	1993	40 years
Olympic Village - Billings, MT	7,656	1,164	10,441	1,544	1,400	11,749	13,149	(2,698)	2000	40 years
Olympik Village Apartments - Rochester, MN	4,999	1,034	6,109	428	1,091	6,480	7,571	(723)	2005	40 years
Oxbow - Sioux Falls, SD	3,793	404	3,152	2,126	474	5,208	5,682	(1,849)	1994	24-40 years
Park Meadows Community - Waite Park, MN	9,606	1,143	9,099	4,202	1,485	12,959	14,444	(4,687)	1997	40 years
Pebble Springs - Bismarck, ND	340	7	748	79	36	798	834	(206)	1999	40 years
Pinecone Apartments - Fort Collins, CO	9,804	905	12,105	1,366	1,034	13,342	14,376	(4,687)	1995	40 years
Pinehurst Apartments - Billings, MT	402	72	687	91	74	776	850	(144)	2002	40 years
Pointe West - Rapid City, SD	2,910	240	3,538	1,107	304	4,581	4,885	(1,742)	1994	24-40 years
Prairie Winds Apartments - Sioux Falls, SD	1,553	144	1,816	339	208	2,091	2,299	(869)	1993	24-40 years
Prairiewood Meadows - Fargo, ND	2,564	280	2,531	810	335	3,286	3,621	(754)	2000	40 years
Quarry Ridge Apartments - Rochester, MN	12,618	1,312	13,362	154	1,320	13,508	14,828	(892)	2006	40 years
Ridge Oaks - Sioux City, IA	2,619	178	4,073	1,501	252	5,500	5,752	(1,306)	2001	40 years
Rimrock Apartments - Billings, MT	2,174	330	3,489	443	390	3,872	4,262	(971)	1999	40 years
Rocky Meadows - Billings, MT	3,089	656	5,726	715	744	6,353	7,097	(2,061)	1995	40 years
Rum River Apartments - Isanti, MN	3,913	843	4,823	10	843	4,833	5,676	(247)	2007	40 years
SCSH Campus Center Apartments - St. Cloud, MN	1,539	395	2,244	38	395	2,282	2,677	(127)	2007	40 years
SCSH Campus Heights Apartments - St. Cloud, MN	0	110	628	15	110	643	753	(36)	2007	40 years
SCSH Campus Knoll I Apartments - St. Cloud, MN	1,026	265	1,512	34	266	1,545	1,811	(87)	2007	40 years
SCSH Campus Plaza Apartments - St. Cloud, MN	0	54	311	6	54	317	371	(18)	2007	40 years
SCSH Campus Side Apartments - St. Cloud, MN	0	107	615	22	108	636	744	(36)	2007	40 years
SCSH Campus View Apartments - St. Cloud, MN	0	107	615	13	107	628	735	(35)	2007	40 years
SCSH Cornerstone Apartments - St. Cloud, MN	0	54	311	12	54	323	377	(18)	2007	40 years
SCSH University Park Place Apartments - St. Cloud, MN	0	78	451	11	78	462	540	(26)	2007	40 years
Sherwood Apartments - Topeka, KS	13,200	1,150	14,684	1,910	1,487	16,257	17,744	(3,983)	1999	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Multi-Family Residential - continued
Southbrook & Mariposa - Topeka, KS	$3,170	$399	$5,110	$226	$419	$5,316	$5,735	$(592)	2004	40 years
South Pointe - Minot, ND	9,521	550	9,548	1,706	1,246	10,558	11,804	(3,470)	1995	24-40 years
Southview Apartments - Minot, ND	738	185	469	257	219	692	911	(257)	1994	24-40 years
Southwind Apartments - Grand Forks, ND	6,079	400	5,034	1,864	689	6,609	7,298	(2,193)	1995	24-40 years
Sunset Trail - Rochester, MN	7,767	336	12,814	1,841	479	14,512	14,991	(2,992)	1999	40 years
Sweetwater Properties - Grafton, ND	0	50	403	499	58	894	952	(570)	1974	5-40 years
Sycamore Village Apartments - Sioux Falls, SD	895	101	1,317	359	146	1,631	1,777	(308)	2002	40 years
Terrace On The Green - Moorhead, MN	1,416	24	1,490	1,773	130	3,157	3,287	(2,154)	1970	33-40 years
Thomasbrook Apartments - Lincoln, NE	5,077	544	7,847	2,220	700	9,911	10,611	(2,742)	1999	40 years
Valley Park Manor - Grand Forks, ND	3,547	293	4,137	1,812	407	5,835	6,242	(1,555)	1999	40 years
Village Green - Rochester, MN	1,560	234	2,296	353	326	2,557	2,883	(375)	2003	40 years
West Stonehill - Waite Park, MN	9,338	939	10,167	3,581	1,171	13,516	14,687	(4,766)	1995	40 years
Westwood Park - Bismarck, ND	1,006	116	1,909	792	237	2,580	2,817	(780)	1998	40 years
Winchester - Rochester, MN	3,819	748	5,622	958	966	6,362	7,328	(959)	2003	40 years
Woodridge Apartments - Rochester, MN	2,518	370	6,028	1,331	432	7,297	7,729	(2,381)	1997	40 years
Total Multi-Family Residential	$316,207	$39,974	$403,755	$98,818	$48,181	$494,366	$542,547	$(115,729)

Office
1st Avenue Building - Minot, ND	$0	$30	$80	$584	$33	$661	$694	$(339)	1981	33-40 years
12 South Main - Minot, ND	0	29	0	364	29	364	393	(140)	1987	24-40 years
610 Business Center IV - Brooklyn Park, MN	7,432	975	5,542	2,886	980	8,423	9,403	(319)	2007	40 years
2030 Cliff Road - Eagan, MN	495	146	835	2	146	837	983	(168)	2001	19-40 years
7800 West Brown Deer Road - Milwaukee, WI	11,360	1,455	9,267	755	1,475	10,002	11,477	(1,839)	2003	40 years
American Corporate Center - Mendota Heights, MN	9,597	893	16,768	3,209	893	19,977	20,870	(4,240)	2002	40 years
Ameritrade - Omaha, NE	4,140	327	7,957	65	327	8,022	8,349	(2,011)	1999	40 years
Benton Business Park - Sauk Rapids, MN	800	188	1,261	78	188	1,339	1,527	(205)	2003	40 years
Bismarck 715 East Broadway - Bismarck, ND	0	389	0	1,283	389	1,283	1,672	(22)	2008	40 years
Bloomington Business Plaza - Bloomington, MN	4,297	1,300	6,106	644	1,305	6,745	8,050	(1,529)	2001	40 years
Brenwood - Minnetonka, MN	7,640	1,762	12,138	2,893	1,770	15,023	16,793	(3,055)	2002	40 years
Brook Valley I - La Vista, NE	1,459	347	1,671	37	347	1,708	2,055	(154)	2005	45 years
Burnsville Bluffs II - Burnsville, MN	1,267	300	2,154	898	301	3,051	3,352	(751)	2001	40 years
Cold Spring Center - St. Cloud, MN	4,212	588	7,808	750	592	8,554	9,146	(1,806)	2001	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Office - continued
Corporate Center West - Omaha, NE	$17,315	$3,880	$17,509	$16	$3,880	$17,525	$21,405	$(1,150)	2006	40 years
Crosstown Centre - Eden Prairie, MN	14,973	2,884	14,569	480	2,887	15,046	17,933	(1,741)	2004	40 years
Dewey Hill Business Center - Edina, MN	2,663	985	3,507	849	995	4,346	5,341	(1,106)	2000	40 years
Farnam Executive Center - Omaha, NE	12,160	2,188	11,404	0	2,188	11,404	13,592	(748)	2006	40 years
Flagship - Eden Praire, MN	21,565	1,899	21,638	590	1,899	22,228	24,127	(1,548)	2006	40 years
Gateway Corporate Center - Woodbury, MN	8,700	1,637	7,763	89	1,637	7,852	9,489	(524)	2006	40 years
Golden Hills Office Center - Golden Valley, MN	14,537	3,018	24,482	(3,298)	3,018	21,184	24,202	(3,797)	2003	40 years
Great Plains - Fargo, ND	5,295	126	15,240	9	126	15,249	15,375	(3,701)	1997	40 years
Highlands Ranch - Highlands Ranch, CO	8,940	1,437	9,549	926	1,437	10,475	11,912	(1,326)	2004	40 years
Highlands Ranch I - Highlands Ranch, CO	9,014	2,268	8,362	0	2,268	8,362	10,630	(514)	2006	40 years
Interlachen Corporate Center - Edina, MN	9,886	1,650	14,983	186	1,652	15,167	16,819	(2,931)	2001	40 years
Intertech Building - Fenton, MO	4,820	2,130	3,969	0	2,130	3,969	6,099	(136)	2007	40 years
IRET Corporate Plaza - Minot, ND	0	389	5,217	711	389	5,928	6,317	(46)	2009	40 years
Mendota Office Center I - Mendota Heights, MN	3,806	835	6,169	333	835	6,502	7,337	(1,269)	2002	40 years
Mendota Office Center II - Mendota Heights, MN	6,094	1,121	10,085	1,266	1,121	11,351	12,472	(2,436)	2002	40 years
Mendota Office Center III - Mendota Heights, MN	3,554	970	5,734	109	970	5,843	6,813	(1,101)	2002	40 years
Mendota Office Center IV - Mendota Heights, MN	4,615	1,070	7,635	578	1,070	8,213	9,283	(1,437)	2002	40 years
Minnesota National Bank - Duluth, MN	1,038	287	1,454	4	288	1,457	1,745	(184)	2004	40 years
Miracle Hills One - Omaha, NE	8,895	1,974	10,117	574	1,974	10,691	12,665	(841)	2006	40 years
Nicollett VII - Burnsville, MN	4,090	429	6,931	84	436	7,008	7,444	(1,418)	2001	40 years
Northgate I - Maple Grove, MN	5,807	1,062	6,358	822	1,067	7,175	8,242	(816)	2004	40 years
Northgate II - Maple Grove, MN	1,312	359	1,944	142	403	2,042	2,445	(521)	1999	40 years
Northpark Corporate Center - Arden Hills, MN	13,704	2,034	14,584	933	2,034	15,517	17,551	(1,238)	2006	40 years
Pacific Hills - Omaha, NE	16,770	4,220	11,988	744	4,220	12,732	16,952	(895)	2006	40 years
Pillsbury Business Center - Bloomington, MN	959	284	1,556	66	284	1,622	1,906	(339)	2001	40 years
Plaza VII - Boise, ID	1,209	300	3,058	411	351	3,418	3,769	(585)	2003	40 years
Plymouth 5095 Nathan Lane - Plymouth, MN	1,327	604	1,253	40	604	1,293	1,897	(58)	2007	40 years
Plymouth I - Plymouth, MN	1,302	530	1,133	27	530	1,160	1,690	(140)	2004	40 years
Plymouth II - Plymouth, MN	1,302	367	1,264	40	367	1,304	1,671	(161)	2004	40 years
Plymouth III - Plymouth, MN	1,602	507	1,495	350	507	1,845	2,352	(201)	2004	40 years
Plymouth IV & V - Plymouth, MN	7,962	1,336	12,692	1,264	1,338	13,954	15,292	(2,949)	2001	40 years
Prairie Oak Business Center - Eden Prairie, MN	3,609	531	4,069	1,296	563	5,333	5,896	(1,015)	2003	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Office - continued
Rapid City 900 Concourse Drive - Rapid City, SD	$2,731	$285	$6,600	$203	$321	$6,767	$7,088	$(1,493)	2000	40 years
Riverport - Maryland Heights, MO	19,690	1,891	18,982	12	1,903	18,982	20,885	(1,246)	2006	40 years
Southeast Tech Center - Eagan, MN	3,549	560	5,496	302	569	5,789	6,358	(1,501)	1999	40 years
Spring Valley IV - Omaha, NE	868	178	916	60	186	968	1,154	(98)	2005	40 years
Spring Valley V - Omaha, NE	955	212	1,123	223	212	1,346	1,558	(112)	2005	40 years
Spring Valley X - Omaha, NE	886	180	1,024	28	180	1,052	1,232	(98)	2005	40 years
Spring Valley XI - Omaha, NE	868	143	1,094	28	143	1,122	1,265	(102)	2005	40 years
Superior Office Building - Duluth, MN	1,561	336	2,200	3	336	2,203	2,539	(278)	2004	40 years
TCA Building - Eagan, MN	8,766	627	8,571	730	684	9,244	9,928	(1,494)	2003	40 years
Three Paramount Plaza - Bloomington, MN	3,969	1,261	6,149	1,040	1,298	7,152	8,450	(1,377)	2002	40 years
Thresher Square - Minneapolis, MN	0	1,094	10,026	1,539	1,104	11,555	12,659	(2,057)	2002	40 years
Timberlands - Leawood, KS	13,155	2,375	12,218	266	2,408	12,451	14,859	(945)	2006	40 years
UHC Office - International Falls, MN	1,323	119	2,366	20	119	2,386	2,505	(308)	2004	40 years
US Bank Financial Center - Bloomington, MN	14,547	3,117	13,350	342	3,119	13,690	16,809	(1,415)	2005	40 years
Viromed - Eden Prairie, MN	1,415	666	4,197	1	666	4,198	4,864	(1,071)	1999	40 years
Wells Fargo Center - St Cloud, MN	6,897	869	8,373	810	869	9,183	10,052	(956)	2005	40 years
West River Business Park - Waite Park, MN	800	235	1,195	46	235	1,241	1,476	(187)	2003	40 years
Westgate - Boise, ID	6,570	1,000	10,618	619	1,000	11,237	12,237	(1,803)	2003	40 years
Whitewater Plaza - Minnetonka, MN	4,057	530	4,860	274	577	5,087	5,664	(990)	2002	40 years
Wirth Corporate Center - Golden Valley, MN	4,258	970	7,659	425	971	8,083	9,054	(1,616)	2002	40 years
Woodlands Plaza IV - Maryland Heights, MO	4,360	771	4,609	122	771	4,731	5,502	(363)	2006	40 years
Total Office	$372,749	$69,459	$470,924	$31,182	$69,914	$501,651	$571,565	$(72,960)

Medical
2800 Medical Building - Minneapolis, MN	$6,091	$204	$7,135	$1,337	$229	$8,447	$8,676	$(876)	2005	40 years
2828 Chicago Avenue - Minneapolis, MN	0	726	11,319	4,461	726	15,780	16,506	(309)	2007	40 years
Abbott Northwest - Sartell, MN	5,910	0	11,781	872	0	12,653	12,653	(2,170)	2002	40 years
Airport Medical - Bloomington, MN	2,116	0	4,678	0	0	4,678	4,678	(1,029)	2002	40 years
Barry Pointe Office Park - Kansas City, MO	1,544	384	2,366	95	384	2,461	2,845	(121)	2007	40 years
Burnsville 303 Nicollet Medical (Ridgeview) - Burnsville, MN	7,867	1,071	6,842	696	1,071	7,538	8,609	(212)	2008	40 years
Burnsville 305 Nicollet Medical (Ridgeview South) - Burnsville, MN	4,917	189	5,127	534	189	5,661	5,850	(165)	2008	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Medical - continued
Denfeld Clinic - Duluth, MN	$2,041	$501	$2,597	$1	$501	$2,598	$3,099	$(328)	2004	40 years
Eagan 1440 Duckwood Medical - Eagan, MN	1,967	521	1,547	519	521	2,066	2,587	(72)	2008	40 years
Edgewood Vista - Belgrade, MT	0	35	779	0	35	779	814	(22)	2008	40 years
Edgewood Vista - Billings, MT	976	115	1,782	(15)	115	1,767	1,882	(54)	2008	40 years
Edgewood Vista - Bismarck, ND	6,520	511	9,193	36	511	9,229	9,740	(834)	2005	40 years
Edgewood Vista - Brainerd, MN	6,444	587	8,999	34	587	9,033	9,620	(817)	2005	40 years
Edgewood Vista - Columbus, NE	0	43	824	0	43	824	867	(23)	2008	40 years
Edgewood Vista - East Grand Forks, MN	1,453	290	1,383	(31)	290	1,352	1,642	(41)	2008	40 years
Edgewood Vista - Fargo, ND	14,497	792	21,050	1	792	21,051	21,843	(592)	2008	40 years
Edgewood Vista - Fremont, NE	652	56	490	42	56	532	588	(104)	2000	40 years
Edgewood Vista - Grand Island, NE	0	33	773	1	33	774	807	(22)	2008	40 years
Edgewood Vista - Hastings, NE	672	49	517	40	49	557	606	(111)	2000	40 years
Edgewood Vista - Hermantown I, MN	18,020	288	9,871	1,501	288	11,372	11,660	(2,169)	2000	40 years
Edgewood Vista - Hermantown II, MN	7,467	719	10,517	33	719	10,550	11,269	(954)	2005	40 years
Edgewood Vista - Kalispell, MT	674	70	502	52	70	554	624	(107)	2001	40 years
Edgewood Vista - Missoula, MT	957	109	854	36	109	890	999	(268)	1996	40 years
Edgewood Vista - Norfolk, NE	0	42	722	0	42	722	764	(20)	2008	40 years
Edgewood Vista - Omaha, NE	426	89	547	40	89	587	676	(112)	2001	40 years
Edgewood Vista - Sioux Falls, SD	975	314	1,001	(26)	314	975	1,289	(30)	2008	40 years
Edgewood Vista - Spearfish, SD	4,059	315	5,807	34	315	5,841	6,156	(527)	2005	40 years
Edgewood Vista - Virginia, MN	15,328	246	11,823	77	246	11,900	12,146	(1,867)	2002	40 years
Edina 6363 France Medical - Edina, MN	8,159	0	12,675	20	0	12,695	12,695	(520)	2008	40 years
Edina 6405 France Medical - Edina, MN	9,323	0	12,201	0	0	12,201	12,201	(366)	2008	40 years
Edina 6517 Drew Avenue - Edina, MN	1,244	353	660	524	372	1,165	1,537	(223)	2002	40 years
Edina 6525 France SMC II - Edina, MN	9,798	755	8,054	5,824	755	13,878	14,633	(2,669)	2003	40 years
Edina 6545 France SMC I - Edina, MN	21,973	3,480	30,743	10,101	3,480	40,844	44,324	(7,672)	2001	40 years
Fox River Cottages - Grand Chute, WI	2,308	305	2,746	757	305	3,503	3,808	(192)	2006	40 years
Fresenius - Duluth, MN	952	50	1,520	2	50	1,522	1,572	(192)	2004	40 years
Garden View - St. Paul, MN	3,079	0	7,408	462	0	7,870	7,870	(1,377)	2002	40 years
Gateway Clinic - Sandstone, MN	1,182	66	1,699	0	66	1,699	1,765	(214)	2004	40 years
Health East St John & Woodwinds - Maplewood & Woodbury, MN	14,705	3,239	18,363	0	3,239	18,363	21,602	(4,112)	2000	40 years
High Pointe Health Campus - Lake Elmo, MN	3,605	1,305	10,528	347	1,308	10,872	12,180	(1,305)	2004	40 years
Mariner Clinic - Superior, WI	2,586	0	3,781	7	6	3,782	3,788	(478)	2004	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Medical - continued
Minneapolis 701 25th Avenue Medical (Riverside) - Minneapolis, MN	$6,834	$0	$7,873	$0	$0	$7,873	$7,873	$(221)	2008	40 years
Nebraska Orthopaedic Hospital - Omaha, NE	13,500	0	20,272	240	0	20,512	20,512	(2,542)	2004	40 years
Park Dental - Brooklyn Center, MN	1,213	185	2,767	0	185	2,767	2,952	(458)	2002	40 years
Pavilion I - Duluth, MN	6,813	1,245	8,898	31	1,245	8,929	10,174	(1,090)	2004	40 years
Pavilion II - Duluth, MN	12,537	2,715	14,673	1,937	2,715	16,610	19,325	(2,642)	2004	40 years
Ritchie Medical Plaza - St Paul, MN	7,290	1,615	7,851	110	1,647	7,929	9,576	(772)	2005	40 years
St Michael Clinic - St Michael, MN	2,078	328	2,259	264	328	2,523	2,851	(131)	2007	40 years
Stevens Point - Stevens Point, WI	11,306	442	3,888	10,495	442	14,383	14,825	(899)	2006	40 years
Wells Clinic - Hibbing, MN	1,803	162	2,497	2	162	2,499	2,661	(314)	2004	40 years
Total Medical	$253,861	$24,544	$322,182	$41,493	24,629	$363,590	$388,219	$(42,345)

Industrial
API Building - Duluth, MN	$1,058	$115	$1,605	$3	$115	$1,608	$1,723	$(203)	2004	40 years
Bloomington 2000 West 94th Street - Bloomington, MN	4,076	2,133	4,096	0	2,133	4,096	6,229	(245)	2006	40 years
Bodycote Industrial Building - Eden Prairie, MN	1,313	198	1,154	800	198	1,954	2,152	(662)	1992	40 years
Cedar Lake Business Center - St. Louis Park, MN	2,487	895	2,810	6	895	2,816	3,711	(133)	2007	40 years
Dixon Avenue Industrial Park - Des Moines, IA	7,786	1,439	10,758	984	1,439	11,742	13,181	(2,073)	2002	40 years
Eagan 2785 & 2795 Highway 55 - Eagan, MN	3,776	3,058	2,570	0	3,058	2,570	5,628	(80)	2008	40 years
Lexington Commerce Center - Eagan, MN	2,854	453	4,352	1,675	480	6,000	6,480	(1,558)	1999	40 years
Lighthouse - Duluth, MN	1,111	90	1,788	7	90	1,795	1,885	(227)	2004	40 years
Metal Improvement Company - New Brighton, MN	1,217	240	2,189	78	240	2,267	2,507	(404)	2002	40 years
Minnetonka 13600 County Road 62 - Minnetonka, MN	2,499	809	434	2,459	809	2,893	3,702	(18)	2009	40 years
Roseville 2929 Long Lake Road - Roseville, MN	5,995	1,966	7,272	1,474	1,980	8,732	10,712	(488)	2006	40 years
Stone Container - Fargo, ND	3,124	440	6,597	104	440	6,701	7,141	(1,938)	1995	40 years
Stone Container - Roseville, MN	4,173	810	7,440	0	810	7,440	8,250	(1,372)	2001	40 years
Urbandale 3900 106th Street - Urbandale, IA	10,800	3,680	10,089	355	3,721	10,403	14,124	(498)	2007	40 years
Waconia Industrial Building - Waconia, MN	1,122	165	1,492	383	187	1,853	2,040	(479)	2000	40 years
Wilson's Leather - Brooklyn Park, MN	7,295	1,368	11,643	864	1,368	12,507	13,875	(2,140)	2002	40 years
Winsted Industrial Building - Winsted, MN	0	100	901	6	100	907	1,007	(212)	2001	40 years
Woodbury 1865 Woodland - Woodbury, MN	2,926	1,108	2,628	20	1,108	2,648	3,756	(117)	2007	40 years
Total Industrial	$63,612	$19,067	$79,818	$9,218	$19,171	$88,932	$108,103	$(12,847)
Retail
17 South Main - Minot, ND	$0	$15	$75	$197	$17	$270	$287	$(103)	2000	40 years
Anoka Strip Center - Anoka, MN	0	123	602	19	134	610	744	(95)	2003	40 years

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Retail - continued
Burnsville 1 Strip Center - Burnsville, MN	$578	$207	$772	$202	$208	$973	$1,181	$(143)	2003	40 years
Burnsville 2 Strip Center - Burnsville, MN	460	291	469	202	291	671	962	(106)	2003	40 years
Champlin South Pond - Champlin, MN	1,957	842	2,703	48	866	2,727	3,593	(356)	2004	40 years
Chan West Village - Chanhassen, MN	14,323	5,035	14,665	1,723	5,606	15,817	21,423	(2,533)	2003	40 years
Dakota West Plaza - Minot , ND	421	92	493	26	106	505	611	(39)	2006	40 years
Duluth Denfeld Retail - Duluth, MN	2,970	276	4,699	15	276	4,714	4,990	(601)	2004	40 years
Duluth NAPA - Duluth, MN	899	130	1,800	3	130	1,803	1,933	(227)	2004	40 years
Eagan Community - Eagan, MN	1,501	702	1,588	853	703	2,440	3,143	(315)	2003	40 years
East Grand Station - East Grand Forks, MN	330	150	1,235	309	151	1,543	1,694	(301)	1999	40 years
Fargo Express Community - Fargo, ND	1,132	374	1,420	19	385	1,428	1,813	(208)	2003-2005	40 years
Forest Lake Auto - Forest Lake, MN	0	50	446	13	50	459	509	(69)	2003	40 years
Forest Lake Westlake Center - Forest Lake, MN	4,805	2,446	5,304	455	2,480	5,725	8,205	(891)	2003	40 years
Grand Forks Carmike - Grand Forks, ND	1,943	184	2,360	2	184	2,362	2,546	(856)	1994	40 years
Grand Forks Medpark Mall - Grand Forks, ND	2,907	680	4,808	233	720	5,001	5,721	(1,182)	2000	40 years
Jamestown Buffalo Mall - Jamestown, ND	1,594	566	3,209	2,408	857	5,326	6,183	(594)	2003	40 years
Jamestown Business Center - Jamestown, ND	699	297	1,023	1,172	326	2,166	2,492	(371)	2003	40 years
Kalispell Retail Center - Kalispell, MT	1,543	250	2,250	973	253	3,220	3,473	(446)	2003	40 years
Kentwood Thomasville Furniture - Kentwood, MI	529	225	1,889	9	225	1,898	2,123	(592)	1996	40 years
Ladysmith Pamida - Ladysmith, WI	1,081	89	1,411	0	89	1,411	1,500	(219)	2003	40 years
Lakeville Strip Center - Lakeville, MN	1,129	46	1,142	783	94	1,877	1,971	(351)	2003	40 years
Livingston Pamida - Livingston, MT	1,284	227	1,573	0	227	1,573	1,800	(244)	2003	40 years
Minot Arrowhead - Minot, ND	5,008	100	1,064	7,104	722	7,546	8,268	(2,934)	1973	15 1/2-40 years
Minot Plaza - Minot, ND	634	50	453	105	72	536	608	(220)	1993	40 years
Monticello C Store - Monticello, MN	0	86	769	38	118	775	893	(123)	2003	40 years
Omaha Barnes & Noble - Omaha, NE	2,931	600	3,099	0	600	3,099	3,699	(1,046)	1995	40 years
Pine City C Store - Pine City, MN	333	83	357	2	83	359	442	(56)	2003	40 years
Pine City Evergreen Square - Pine City, MN	2,043	154	2,646	556	385	2,971	3,356	(495)	2003	40 years
Rochester Maplewood Square - Rochester, MN	3,660	3,275	8,610	126	3,294	8,717	12,011	(2,131)	1999	40 years
St. Cloud Westgate - St. Cloud, MN	3,691	1,219	5,535	87	1,242	5,599	6,841	(724)	2004	40 years
Weston Retail - Weston, WI	0	79	1,575	27	80	1,601	1,681	(247)	2003	40 years
Weston Walgreens - Weston, WI	3,344	66	1,718	671	66	2,389	2,455	(172)	2006	40 years
Total Retail	$63,729	$19,009	$81,762	$18,380	$21,040	$98,111	$119,151	$(18,990)

Subtotal	$1,070,158	$172,053	$1,358,441	$199,091	$182,935	$1,546,650	$1,729,585	$(262,871)

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

		Initial Cost to Company			Gross amount at which carried at close of period
Description	Encumbrances	Land	Buildings & Improvements	Costs capitalized subsequent to acquisition	Land	Buildings & Improvements	Total	Accumulated Depreciation	Date of Construction or Acquisition	Life on which depreciation in latest income statement is computed
Unimproved Land
Bismarck 2130 S 12th St - Bismarck, ND	$0	$576	$0	$11	$587	$0	$587	$0	2008	40 years
Bismarck 700 E Main - Bismarck, ND	0	314	0	513	314	513	827	0	2008	40 years
Eagan Unimproved Land - Eagan, MN	0	423	0	0	423	0	423	0	2006	40 years
IRET Corporate Plaza Out-lot - Minot, ND	0	323	0	0	323	0	323	0	2009	40 years
Kalispell Unimproved Land - Kalispell, MT	0	1,400	0	24	1,411	13	1,424	0	2003	40 years
Monticello Unimproved Land - Monticello, MN	0	95	0	2	97	0	97	0	2006	40 years
Quarry Ridge Unimproved Land - Rochester, MN	0	942	0	0	942	0	942	0	2006	40 years
River Falls Unimproved Land - River Falls, WI	0	200	0	5	203	2	205	0	2003	40 years
Thomasbrook 24 Units - Lincoln, NE	0	56	0	0	56	0	56	0	2008	40 years
Urbandale Unimproved Land - Urbandale, IA	0	5	0	0	5	0	5	0	2009	40 years
Weston Unimproved Land - Weston, WI	0	812	0	0	812	0	812	0	2006	40 years
Total Unimproved Land	$0	$5,146	$0	$555	$5,173	$528	$5,701	$0

Total	$1,070,158	$177,199	$1,358,441	$199,646	$188,108	$1,547,178	$1,735,286	(262,871)

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION

Reconciliations of total real estate carrying value for the three years ended April 30, 2009, 2008, and 2007 are as follows:

	(in thousands)
	2009	2008	2007

Balance at beginning of year	$1,648,259	$1,489,287	$1,269,423
Additions during year
Multi-Family Residential	23,215	11,159	38,562
Commercial Office	8,573	14,473	147,302
Commercial Medical	19,084	82,233	5,638
Commercial Industrial	4,337	27,132	15,467
Commercial Retail	0	0	2,382
Improvements and Other	27,971	25,787	30,865
	1,731,439	1,650,071	1,509,639
Deductions during year
Cost of real estate sold	(49)	(1,812)	(19,797)
Impairment charge	(338)	0	(555)
Other(1)	(1,467)	0	0
Balance at close of year(2)	$1,729,585	$1,648,259	$1,489,287

Reconciliations of accumulated depreciation/amortization for the three years ended April 30, 2009, 2008, and 2007, are as follows:

	(in thousands)
	2009	2008	2007

Balance at beginning of year	$219,379	$180,544	$148,607
Additions during year
Provisions for depreciation	44,227	39,806	35,143
Deductions during year
Accumulated depreciation on real estate sold	(36)	(971)	(3,206)
Other(1)	(699)	0	0
Balance at close of year	$262,871	$219,379	$180,544

(1)	Consists of miscellaneous disposed assets.
(2)	The net basis of the Company’s real estate investments for Federal Income Tax purposes is approximately $1.2 billion.

INVESTORS REAL ESTATE TRUST AND SUBSIDIARIES
April 30, 2009

Schedule IV

INVESTMENTS IN MORTGAGE LOANS ON REAL ESTATE

				(in thousands)
	Interest Rate	Final Maturity Date	Payment Terms	Prior Liens	Face Amt. of Mortgages	Carrying Amt. of Mortgages	Prin. Amt of Loans Subject to Delinquent Prin. or Int.
First Mortgage
Liberty Holdings, LLC	7.00%	11/01/12	Monthly/ Balloon	0	167	163	0
				$0	$167	$163	$0
Less:
Allowance for Loan Losses						$(3)
						$160

	(in thousands)
	2009	2008	2007
MORTGAGE LOANS RECEIVABLE, BEGINNING OF YEAR	$541	$399	$409
New participations in and advances on mortgage loans	0	167	0
	$541	$566	$409
Collections	(381)	(25)	(22)
Transferred to other assets	0	0	12
MORTGAGE LOANS RECEIVABLE, END OF YEAR	$160	$541	$399